Exhibit 10.1

Dated                                  2008

IMAGINE INSURANCE COMPANY LIMITED (1)

and

MAX CAPITAL GROUP LTD. (2)

AGREEMENT

for the sale and purchase of the entire issued

share capital of Imagine Group (UK) Limited

Contents

Clause		Page

1	Definitions and interpretation	1

2	Conditions Precedent	12

3	Agreement to sell the Sale Share	17

4	Purchase Price	18

5	Actions pending Completion	19

6	Buyer’s right to terminate before completion	23

7	Completion	24

7A	Post Completion Obligations	28

8	The Warranties	28

9	Claims against the Seller	30

10	Non-competition provisions	30

11	Indemnities	31

12	Release and indemnity for outstanding Guarantees	37

13	Entire agreement	37

14	Effect of Completion	38

15	Buyer’s access to records	38

16	Further assurances	39

17	Announcements and confidentiality	40

18	Severability and set-off	41

19	Miscellaneous	41

20	Notices	42

21	Assignment	43

22	Guarantee	43

23	Name changes	44

24	Governing law, submission to jurisdiction and agent for service	44

Schedule 1 Information about the Group	46
Part A - The Company	46
Part B-The Subsidiaries	47

Schedule 2	56
Part A - The Seller’s Warranties	56
Part B - The Buyer’s Warranties	79

Schedule 3 The Properties	81

Schedule 4 Limitations on the liability of the Seller	83

Schedule 5 Guarantees of the Group to be released/indemnified	88

Schedule 6 NAV Statement	89
Part A - General	89
Part B - Format of Draft NAV Statement	92
Part C - Specific Accounting Policies	94

Agreed form documents

Ancillary Costs and Services Agreement

Taxation Deed

ICC2L Addendum

Transitional Services Agreement

Max LOC

Data Room Index

FAL Release Documents

Management Accounts

Replacement FAL Deeds

Power of Attorney executed by holder of Sale Share

Written resignation of director/secretary

THIS AGREEMENT is dated                                  2008 and is made BETWEEN:

(1)	IMAGINE INSURANCE COMPANY LIMITED (No. 27761) a company incorporated in Barbados whose registered office is at Cedar Court, Wildey Business Park, St. Michael, Barbados, West Indies (the “Seller”); and

(2)	MAX CAPITAL GROUP LTD. (No. 26726) a company incorporated in Bermuda whose registered office is at Max House, 2 Front Street, Hamilton HM11 Bermuda (the “Buyer”).

NOW IT IS HEREBY AGREED as follows:

1	Definitions and interpretation

1.1	In this Agreement, unless the context requires otherwise:

“1400 Quota Share” means the quota share re-insurance agreement between Danish Re Capital Limited and the Seller dated 1 January 2007 pursuant to which Danish Re Capital Limited agreed to cede and the Seller agreed to take over by way of 87.5% Quota Share reinsurance all rights and obligations of Danish Re Capital Limited relating to business underwritten by Danish Re Capital Limited as an underwriting member of Syndicate 1400 at Lloyd’s;

“Accounts” means the audited annual accounts of each Group Company (as defined in section 262 CA 1985), including the cash flow statement, notes to those accounts and the associated directors’ and auditors’ reports, for the financial year ended on the Accounts Date;

“Accounting Standards” means the Financial Reporting Standards and Statements of Standard Accounting Practice issued and/or adopted by the Accounting Standards Board and Abstracts issued by the Urgent Issues Task Force of the Accounting Standards Board;

“Accounts Date” means 31 December 2007;

“Affiliate” in relation to any person means:

(a)	any subsidiary of such person;

(b)	any holding company of such person; and

(c)	any subsidiary of any such holding company;

“Agreed Dividend” means the debt repayment of £12,919,903 or of such other amount as the Buyer may agree to be paid by the Company to the Seller’s Group prior to Completion;

“Agreed Goodwill Write-off” means the writing off by the Company prior to Completion of £26,435,920 of goodwill in respect of the written down value of its subsidiaries or of such other amount as the Buyer may agree;

“Agreed NAV” means the NAV as shown by the Final NAV Statement;

“Ancillary Costs and Services Agreement” means the ancillary costs and services agreement to be entered into between the Seller and Imagine Syndicate Management Limited, at Completion, in the agreed form;

“Auditors” means the auditors of the Group (with the exception of the Managing Agent) namely KPMG Audit plc;

“Business Day” means a day other than a Saturday or Sunday or other public or bank holiday on which banks are ordinarily open for the transaction of normal banking business in London and Bermuda;

“Buyer’s Accountants” means KPMG, Chartered Accountants, of Crown House, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda;

“Buyer’s Proposed Reorganisation” means the transaction proposed in clause 2.12(b);

“Buyer’s Group” means the Buyer and each company which is for the time being a Related Company of the Buyer;

“Buyer’s Solicitors” means Lovells LLP of Atlantic House, Holborn Viaduct, London EC1A 2FG (Ref. C1/TJG);

“Buyer’s Warranties” means the warranties set out in Part B of Schedule 2 to be given by the Buyer to the Seller on the date of this Agreement;

“CA 1985” means the Companies Act 1985;

“CA 2006” means the Companies Act 2006;

“Company” means Imagine Group (UK) Limited, further details of which are set out in Part A of Schedule 1;

“Completion” means completion of the sale and purchase of the Sale Share by the performance by the parties of their respective obligations under clause 7.1;

“Completion Date” means the date (not being after the Relevant Date) being the fifth Business Day following the date on which the last of the Conditions is fulfilled or waived or such other date as the parties shall agree in writing;

“Conditions” means the conditions specified in clause 2.1.1;

“Confidential Information” means trade secrets and information equivalent to them (including but not limited to processes and methods) in connection with the business of the Group or the services supplied by the Group or the customers and suppliers of the Group and which are for the time being confidential to any Group Company including the GP Data (both historic and current);

“Connected Person” means a person who is connected with another person under the definition given in section 839 of ICTA 1988;

“Corporate Members” means Imagine Corporate Capital 2 Limited, Imagine Corporate Capital 3 Limited, Imagine Corporate Capital 4 Limited, Imagine Corporate Capital 5 Limited and Imagine Corporate Capital 6 Limited;

“Current Policy” means any policy under which a claim may be brought against a Group Company (including those policies under which a claim may arise in the future);

“Danish Regulator” means Finanstilsynet (official translation: The Danish Financial Supervisory Authority);

“Data Protection Legislation” means all laws and regulations concerning the protection, or processing, or both, of personal data with which the Group Companies are legally obliged to comply;

“Data Room” means all correspondence, documents and other information made available by the Seller for inspection by the Buyer and its advisers in the virtual data room, copies of which are contained in the CD delivered with the Disclosure Letter;

“Data Room Index” means the index detailing the contents of the Data Room, in the agreed form;

“Disclosure Letter” means the letter of the same date as this Agreement from the Seller to the Buyer disclosing certain matters in relation to the Warranties, together with all documents attached to it or delivered with it;

“Discontinued Syndicate” means Lloyd’s syndicate 994, being a Lloyd’s syndicate in respect of which the Managing Agent acts as managing agent (as defined in the Definitions Bye-Law (No. 7 of 2005));

“Dispute” means any claim or dispute arising out of or in connection with this Agreement or the legal relationships established by this Agreement;

“Draft NAV Statement” means the consolidated balance sheet of the Group as at 30 June 2008 (being the statement which the Group uses as its definitive statement of its financial position as at that half year end for accounting purposes and which the Seller expects the Group to prepare around August 2008) showing the NAV, prepared in accordance with Schedule 6;

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre emption, claim, right, interest or preference granted to any third party, or any other encumbrance or security interest of any kind (or an agreement or commitment to create any of the same);

“English Properties” means such of the Properties which are situated in England and Wales other than the Licensed Properties;

“Estimated NAV” means £4,179,567;

“Existing FAL” means the Funds at Lloyd’s of the Members held under the Existing FAL Deeds immediately prior to the Completion Date and any other Funds at Lloyd’s of ICCL2 held by Lloyd’s immediately prior to the Completion Date;

“Existing FAL Deeds” means each of the following: (a) the Lloyd’s Security and Trust Deed (Letter of Credit and Bank Guarantee) dated 21 October 1999 and made between ICCL2 and Lloyd’s; (b) the Lloyd’s Deposit Trust Deed dated 31 January 2007 and made between ICCL3 and Lloyd’s; (c) the Lloyd’s Security and Trust Deed (Letter of Credit and Bank Guarantee) dated 3 July 2007 and made between ICCL3 and Lloyd’s; (d) the Lloyd’s Security and Trust Deed (Letter of Credit and Bank Guarantee) dated 1 January 2005 and made between ICCL5 and Lloyd’s; and (e) the Lloyd’s Deposit Trust Deed dated 3 January 2002 and made between ICCL6 and Lloyd’s;

“FAL Release Documents” means, in respect of each Existing FAL Deed, a deed of total determination release and substitution of existing Lloyd’s deposit in the agreed form to be entered into between the parties to such Existing FAL Deed (a total of five documents);

“Final NAV Statement” means the NAV Statement which becomes final and binding in accordance with (as appropriate) paragraph 3.5, 3.7 or 4.7 of part A of schedule 6;

“FSA” means the Financial Services Authority and any successor organisation from time to time;

“FSA Handbook” means the FSA’s Handbook of Rules and Guidance;

“FSMA” means the Financial Services and Markets Act 2000;

“Funds at Lloyd’s” or “FAL” each have the meaning given to the expression “funds at Lloyd’s” in the Membership Byelaw (No. 5 of 2005);

“GP Data” means all records and data relating to the businesses of the Group Companies which is processed by the Seller or the Seller’s Group on behalf of the Group Companies using the “Great Plains” software package;

“Group” means the Company and the Subsidiaries, details of which are set out in Parts A and B of Schedule 1, and “Group Company” means any of them;

“Guarantee” means any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set off given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person and whether given directly or by way of counter indemnity to any other person who has provided a Guarantee;

“HMRC” means HM Revenue and Customs;

“holding company” means a holding company (as defined by sections 736 and 736A CA 1985) or a parent undertaking (as defined by section 258 CA 1985);

“ICC2L Addendum” means the Addendum to the 1400 Quota Share, in the agreed form;

“ICCL1” means Imagine Corporate Capital Limited;

“ICCL2” means Imagine Corporate Capital 2 Limited;

“ICCL3” means Imagine Corporate Capital 3 Limited;

“ICCL4” means Imagine Corporate Capital 4 Limited;

“ICCL5” means Imagine Corporate Capital 5 Limited;

“ICCL6” means Imagine Corporate Capital 6 Limited;

“ICTA 1988” means the Income and Corporation Taxes Act 1988;

“Imagine LOCs” means the letters of credit issued by ING which form part of the Existing FAL;

“Investments” means the transferable shares and other transferable variable yield securities and transferable units in unit trusts, transferable debt securities and other transferable fixed income securities owned by the Group;

“ING” means ING Bank N.V., London Branch;

“JFSA” means the Japanese Financial Services Authority;

“Leakage” means any payment or transfer or loss of value or creation of indebtedness or other obligation by a Group Company which is or is in the nature of:

(a)	a dividend (whether in cash or in specie) or other distribution or return of capital including (without limitation) a redemption, repurchase or reduction of any share capital;

(b)	a payment of management, royalty or similar charges;

(c)	a payment to or for the benefit of the Seller or any Connected Person of the Seller;

(d)	a cost or bonus or other form of ex gratia award or payment paid to any person;

(e)	any asset transfer, purchase or disposal between a Group Company and the Seller or any Connected Person of the Seller;

(f)	the entry, amendment or termination of a contract or arrangement for services between a Group Company and the Seller or any Connected Person of the Seller;

(g)	lending or borrowing between a Group Company and the Seller or any Connected Person of the Seller or amendment of the terms of such lending or borrowing which favours the Seller or a Connected Person of the Seller;

(h)	the waiver, forgiveness or discount of any amounts due to a Group Company;

(i)	the provision of a guarantee, security or an indemnity or other assumption of a liability for the benefit of the Seller or any Connected Person of the Seller; or

(j)	any other financial assistance given to the Seller or any Connected Person of the Seller;

“Licensed Properties” means such of the Properties as are held under the terms of a licence, details of which are set out in Schedule 3;

“Lloyd’s” means the Council and Society of Lloyd’s incorporated under the Lloyd’s Act 1871 to 1982 of England and Wales;

“Lloyd’s Regulations” means the byelaws, regulations, codes of practice and mandatory directions and requirements governing the conduct and management of underwriting business at Lloyd’s from time to time and the provisions of any deed, agreement or undertaking executed, made or given for compliance with Lloyd’s requirements from time to time;

“Lloyd’s Return” means the annual report and accounts prepared for each Lloyd’s Syndicate on which a Group Company participates or has participated and provided to Lloyd’s;

“Losses” means all losses, liabilities, costs (including, without limitation, legal costs), charges, expenses, actions, proceedings, claims, damages and demands;

“Management Accounts” means the management accounts of the Group for the period from 1 January 2008 to 30 June 2008 (both dates inclusive) in the agreed form;

“Management Accounts Date” means 30 June 2008;

“Managing Agent” means Imagine Syndicate Management Limited;

“Managing Agent’s Auditors” means the auditors of the Managing Agent namely Mazars LLP;

“MAS” means the Monetary Authority of Singapore;

“Max” means the company in the Buyer’s Group which is to enter into a letter of credit facility agreement with ING and which will have the right to make utilisation requests thereunder;

“Max LOCs” means one or more letters of credit in the agreed form sufficient to replace the Existing FAL; and

“material” means, where the context permits, material in the context of the business, assets, liabilities and financial condition of the Group taken as a whole and “materially” shall be construed accordingly;

“Material Contract” means any contract or arrangement to which the Company is a party (including, without limitation, distributorship, agency, licensing or management agreements) which:

(a)	involve annual income or costs of more than £100,000; or

(b)	may not be terminated on less than 6 months’ notice without penalty; or

(c)	is identified in the Disclosure Letter as a “Material Contract”; or

(d)	contains a change of control clause;

“Member” means any Group Company which is a member of Lloyd’s;

“Membership Agreement” means, in respect of ICCL1 or a Member, the membership agreement entered into between ICCL1 or that Member (as applicable) and Lloyd’s;

“NAV” means the aggregate value of the assets of the Group less the aggregate amount of the liabilities of the Group;

“NAV Agreement Date” means the date on which the NAV Statement becomes final and binding in accordance with (as appropriate) paragraph 3.5, 3.7 or 4.7 of part A of schedule 6;

“Pension Schemes” means the Group Personal Pension Plan insured with Scottish Widows and sponsored by the Company and the Personal Pension Schemes;

“Permitted Leakage” means the Agreed Dividend, the Agreed Goodwill Write-off and any payment made under clause 25 that would otherwise have constituted Leakage;

“Personal Pension Schemes” means the individual personal pension arrangements in respect of the following employees:

(a)	the personal pension plans of and provided by St. James;

(b)	the personal pension plans of and provided by Standard Life;

(c)	the personal pension plans of and provided by Zurich Assurance Ltd (Allied Dunbar); and

(d)	the self invested personal pension arrangement in respect of ;

“Premiums Trust Fund” has, in respect of ICCL1 or a Member, the meaning given in the Membership Agreement of ICCL1 or that Member (as applicable);

“Process Document” means any document which starts or is otherwise required to be served in connection with any legal action or proceedings relating to a Dispute;

“Properties” means the properties details of which are set out in Schedule 3;

“Purchase Price” has the meaning given in clause 4.1;

“Regulatory Requirement” means any applicable law or regulation of a Relevant Jurisdiction;

“Related Company” means, in relation to any company, any subsidiary or holding company of that company or any subsidiary of that holding company;

“Relevant Claim” means a claim by the Buyer under the Warranties;

“Relevant Date” means the date specified in clause 2.4;

“Relevant Jurisdiction” means Denmark, Japan, Singapore and the United Kingdom;

“Relevant Regulator” means each of Lloyd’s, the FSA, the JFSA, the MAS and the Danish Regulator;

“Relief” means any loss, relief, allowance, exemption, set-off, deduction, credit or other relief relating to any Taxation or to the computation of income, profits or gains for the purposes of any Taxation;

“Replacement FAL Deeds” means each of the following, in agreed form: (a) a Lloyd’s Security and Trust Deed (Letter of Credit and Bank Guarantee) to be made between ICCL2 and Lloyd’s; (b) a Lloyd’s Security and Trust Deed (Letter of Credit and Bank Guarantee) to be made between ICCL3 and Lloyd’s; (c) a Lloyd’s Security and Trust Deed (Letter of Credit and Bank Guarantee) to be made between ICCL5 and Lloyd’s; (d) a Lloyd’s Security and Trust Deed (Letter of Credit and Bank Guarantee) to be made between ICCL6 and Lloyd’s.

“Restricted Business” means the underwriting of business in Lloyd’s carried on by a Group Company as at the Signing Date or at any time prior to the Completion Date;

“Sale Share” means the one issued ordinary share of £1 in the capital of the Company;

“Seller’s Group” means the Seller and each company which is for the time being a Related Company of the Seller other than any Group Company;

“Seller’s Solicitors” means Norton Rose LLP of 3 More London Riverside, London SE1 2AQ (ref: JGDB/LN18071);

“Signing Date” means the date of this Agreement;

“Subsidiaries” means the companies and undertakings specified in Part B of Schedule 1 and “Subsidiary” means any of them;

“subsidiary” means a subsidiary (as defined by sections 736 and 736A CA 1985) or a subsidiary undertaking (as defined by section 258 CA 1985);

“Syndicates” means Lloyd’s syndicates 1400, 2525 and 2526, being the Lloyd’s syndicates in respect of which the Managing Agent acts as managing agent (as defined in the Definitions Bye-Law (No. 7 of 2005));

“Taxation” means:

(a)	all forms of tax, levy, duty, charge, impost, withholding or other amount whenever created or imposed and whether of the United Kingdom or elsewhere, payable to or imposed by any Taxation Authority; and

(b)	all charges, interest, penalties and fines incidental or relating to any Taxation falling within paragraph (a) above or which arise as a result of the failure to pay any Taxation on the due date or to comply with any obligation relating to Tax;

“Taxation Authority” means HMRC or any other revenue, customs, fiscal, governmental, statutory, state or provincial authority, body or person, whether of the United Kingdom or elsewhere;

“Taxation Deed” means the taxation deed in agreed form to be entered into between the Buyer and the Seller;

“Taxation Warranties” means the Warranties contained in paragraph 16 of Part A of Schedule 2;

“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 as amended or varied from time to time;

“Transaction” means a transaction that:

(a)	relates to or is entered into in connection with the sale by the Seller and the purchase by the Buyer of the Sale Share; and

(b)	is contemplated in a Transaction Document;

“Transaction Document” means this Agreement, the Disclosure Letter, any other document entered into on the Signing Date in connection with the sale by the Seller and the purchase by the Buyer of the Sale Share and any document to be entered into by a company in the Seller’s Group or the Buyer’s Group under the terms of this Agreement;

“Transitional Services Agreement” means the agreement for the provision of certain transitional services, in the agreed form;

“VAT” means valued added tax; and

“Warranties” means the warranties set out in Part A of Schedule 2 to be given by the Seller to the Buyer on the date of this Agreement and “Warranty” means any one of them.

1.2	In this Agreement, unless the context requires otherwise:

1.2.1	a document expressed to be in the “agreed form” means a document in a form which has been agreed by the parties on or before the execution of this Agreement and signed or initialled by them or on their behalf for the purposes of identification;

1.2.2	references to a clause or Schedule are to a clause of, or a Schedule to, this Agreement, references to this Agreement include its Schedules, and references to a Part or paragraph are to a Part or paragraph of a Schedule to this Agreement;

1.2.3	references to this Agreement or any other document or to any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant parties;

1.2.4	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

1.2.5	references to time are to London time;

1.2.6	words importing the singular include the plural and vice versa, words importing a gender include every gender, and references to persons include corporations, partnerships and other unincorporated associations or bodies of persons;

1.2.7	the contents table and the headings to clauses, Schedules, Parts and paragraphs are inserted for convenience only and shall be ignored in interpreting this Agreement;

1.2.8	the words and phrases “other”, “including” and “in particular” shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible;

1.2.9	reference to a person having control of another person, or being controlled by another person, or being under common control with another person shall be construed as referring to control within the meaning of any of sections 416, 767B and 840 ICTA 1988;

1.2.10	references to indemnifying a person against any circumstance shall mean indemnifying it and each of its Connected Persons and keeping it and each of its Connected Persons harmless on an after-tax basis; and

1.2.11	references to indemnifying a person for, or calculating any payment to a person by way of indemnity, on an “after-tax basis” shall be construed as requiring the calculation of the amount payable to be determined in accordance with clause 5 of the Taxation Deed and to the extent that a Group Company is entitled to a Relief as a result of the matter giving rise to the obligation to make an indemnity payment (as opposed to the receipt of the indemnity payment itself), the Buyer shall:

(a)	take all reasonable steps to ensure that such Relief is obtained and utilised (including, but not limited to, procuring that the relevant Group Company sets off such Relief against profits (of whatever description) for the accounting period in which the Relief is realised or for earlier accounting periods, or that such Relief is surrendered by way of group relief to any other Group Company or member of the Buyer’s Group), provided that the Buyer shall not be obliged to do or procure the doing of anything which would prejudice the availability of any Buyer Relief or a Post-Completion Relief (each as defined in the Taxation Deed) or the ability of any other member of the Buyer’s Group to utilise a Relief arising within the Buyer’s Group (excluding for these purposes the Group Companies); and

(b)	within ten Business Days of the use, set off or surrender of that Relief make a payment to the Seller of an amount equal to the Tax saved by the relevant Group Company (or, in the case of a surrender of Relief, the Tax saved by the relevant Group Company or member of the Buyer’s Group) as a result of such use, set off or surrender;

1.3	in this Agreement, unless the context requires otherwise, a reference to any statute or statutory provision (whether of the United Kingdom or elsewhere) includes:

1.3.1	any subordinate legislation (as defined by section 21(1) Interpretation Act 1978) made under it; and

1.3.2	any provision which it has superseded or re-enacted (with or without modification), and any provision superseding it or re-enacting it (with or without modification), before or on the date of this Agreement, or after the date of this Agreement except to the extent that the liability of any party is thereby increased or extended.

2	Conditions Precedent

2.1	The sale and purchase of the Sale Share is conditional on:

2.1.1	the satisfaction of all of the following:

(a)	the FSA having given notice in writing in accordance with section 184 FSMA in terms satisfactory to the Seller and the Buyer (each acting reasonably in good faith) that it approves or has no objection to the Buyer acquiring control (within the meaning of the FSMA) of the Managing Agent pursuant to this Agreement, or, in the absence of such notice, the period within which the FSA may serve a notice of objection pursuant to section 186 FSMA having elapsed without the FSA having served such notice of objection on the Buyer;

(b)	Lloyd’s having given notice in writing in accordance with paragraph 12 of the Membership Bye-law (No. 5 of 2005) in terms satisfactory to the Seller and the Buyer (each acting reasonably and in good faith) that it approves or has no objection to the Buyer acquiring control (within the meaning of the Definitions Bye-Law (No. 7 of 2005)) of the Corporate Members pursuant to this Agreement;

(c) (i)	Lloyd’s having given notice in writing in accordance with paragraph 12 of the Membership Bye-law (No 5 of 2005) in terms satisfactory to the Seller (acting reasonably and in good faith) that it approves or has no objection to the Seller or another member of the Seller’s Group (or any of their respective nominees) acquiring control (within the meaning of the Definitions Bye-law (No 7 of 2005)) of ICCL1; and

(ii)	the Seller providing evidence satisfactory to the Buyer (acting reasonably and in good faith) that the Company has transferred the entire issued share capital of ICCL1 to a company in the Seller’s Group so that no Group Company has any direct or indirect shareholding in ICCL1;

(d)	the Franchise Board (being a board established by Lloyd’s with that name) having given notice in writing in accordance with paragraph 43 of the Underwriting Bye-law (No. 2 of 2003) in terms satisfactory to the Seller and the Buyer (each acting reasonably and in good faith) that it approves and has no objection to the Buyer acquiring control (within the meaning of the Definitions Bye-Law (No. 7 of 2005)) of the Managing Agent pursuant to this Agreement; and

(e)	the Monetary Authority of Singapore having given notice in writing, in terms satisfactory to the Seller and the Buyer (each acting reasonably and in good faith) that it approves and has no objection to the significant change of ownership of Dan Re 1400 Singapore Pte Limited under Regulation 6A(1)(d) of the Insurance (Lloyd’s Asia Scheme) Regulations 2002 as amended (the “Lloyd’s Asia Scheme Regulations”) pursuant to this Agreement;

(f)	notification in writing of the sale of the Sale Share having been given to and received by the Office of the Supervisor of Insurance in Barbados;

(g)	the Buyer obtaining consent to completion of the Transaction, in a form acceptable to the Buyer (acting reasonably and in good faith) under the Credit Agreement dated as of 7 August 2007 and made between Max Bermuda Ltd. and Max Capital Group Ltd., as borrowers, various financial institutions as the lenders, ING Bank N.V., London Branch and Citibank, NA, as co-syndication agents, Bank of America, National Association, as fronting bank, as administrative agent, and as letter of credit administrator for the lenders and Banc of America Securities LLC, as sole lead arranger and book manager;

(h)	the release by Lloyd’s of the Existing FAL, which the parties agree will be satisfied upon Lloyd’s confirming by telephone that:

(i)	it will never draw down on the Imagine LOCs and that it will return the Imagine LOCs to ING for cancellation; and

(ii)	it will transfer the remainder of the Existing FAL to the persons who deposited it as soon as reasonably practicable without further condition,

as referred to in clause 2.2(b);

(i)	the Seller providing evidence satisfactory to the Buyer (acting reasonably and in good faith) that the Company has effected the Agreed Goodwill Write-off;

(j)	the Seller providing evidence satisfactory to the Buyer (acting reasonably and in good faith) that the Company has paid the Agreed Dividend;

(k)	the Seller providing evidence satisfactory to the Buyer (acting reasonably and in good faith) that the entire issued share capital of Imagine Underwriting ApS has been transferred to the Company;

(l)	Danish Re (UK) Group Ltd being restored to the Register of Companies in England and Wales; and

(m)	the Seller obtaining consent to completion of the Transaction, in a form acceptable to the Seller (acting reasonably and in good faith) under:

(i)	the Third Amended and Restated Credit Agreement dated as of December 21, 2007 among Imagine Insurance Company Limited and Imagine International Reinsurance Limited, as applicants, ING Bank N.V., London Branch, as administrative agent, and certain issuing banks; and

(ii)	the Credit Facility Agreement dated December 5, 2005 among Imagine Insurance Company Limited, Imagine International Reinsurance Limited and ING Bank N.V., London branch, as arranger, and others (as amended and supplemented).

The conditions listed in clause 2.1.1 are referred to as the “Conditions”.

2.2	The Seller acknowledges that in satisfaction of the Buyer’s obligation in relation to the securing of the satisfaction of condition 2.1.1(h) the Buyer shall be limited to:

(a)	using its best endeavours to procure that:

(i)	provided that the other Conditions have been satisfied, prior to the Relevant Date a letter of credit facility agreement is executed which allows Max to request ING (or another bank acceptable to Lloyd’s) to issue the Max LOCs, on terms on which the entry into effect of the Max LOCs is conditional upon:

(A)	Max instructing Lloyd’s that it may accept the Max LOCs; and

(B)	Lloyd’s confirming that it will never draw down on the Imagine LOCs and that it will return the Imagine LOCs to ING for cancellation; and

(ii)	immediately prior to the Completion Date ING (or such other bank as aforesaid) will deliver the Max LOC to Lloyd’s on this basis, pending Completion; and

(b)	telephoning Lloyd’s on the Completion Date to instruct Lloyd’s that it may accept the Max LOCs and to request Lloyd’s to confirm that:

(i)	it will never draw down on the Imagine LOCs and that it will return the Imagine LOCs to ING for cancellation; and

(ii)	it will transfer the remainder of the Existing FAL to the persons who deposited it as soon as reasonably practicable without further condition; or

(c)	in the event that the Buyer has been unable to procure the matters referred to in clause 2.2(a) and (b) on or prior to the Relevant Date by depositing Funds at Lloyd’s in cash, securities or any other manner permitted by Lloyd’s from time to time.

2.3	To secure condition 2.1.1(h), the Seller shall:

(a)	procure the execution (as appropriate for each deed) by each Member of the FAL Release Documents and the execution by ICCL2 and such other companies in the Seller’s Group as Lloyd’s may require and any other document necessary to enable the FAL of ICCL2 to be replaced as contemplated in clause 2.2;

(b)	procure the execution (as appropriate for each deed) by each Member of the Replacement FAL Deeds; and

(c)	deliver the executed documents referred to in paragraphs (a) and (b) to Lloyd’s and take all reasonable steps to obtain their execution by Lloyd’s.

2.4	Without prejudice to their rights under clause 2.12 the Buyer and the Seller each undertake to use their respective reasonable endeavours to ensure that the Conditions are satisfied as soon as possible after the date of this Agreement and in any event by no later date than 31 December 2008 (the “Relevant Date”).

2.5	In order to comply with its obligations pursuant to clause 2.1, each party agrees:

(a)	to copy promptly to the other all notifications, submissions, responses and communications with the Relevant Regulator in relation to the application made in order to satisfy the Conditions;

(b)	keep the other informed as to the progress of the application made to the Relevant Regulator; and

(c)	permit the other’s attendance at meetings with the Relevant Regulator (if any) except to the extent that matters which might reasonably be considered to be confidential to the first party are to be discussed in such meetings.

2.6	In order to comply with its obligations pursuant to clause 2.1, the Seller agrees to provide or procure the provision of (as applicable) such information about the business of each Group Company as is reasonably necessary to enable the Buyer to make the appropriate application and any subsequent submissions and responses to the Relevant Regulator.

2.7	If at any time either party becomes aware of a fact or circumstance that might prevent or materially delay any of the Conditions set out in clause 2.1.1 being satisfied, it shall promptly notify the other.

2.8	Without prejudice to any other rights which it has under this Agreement the Buyer may waive (to the extent thought fit by the Buyer) the Condition set out in clause 2.1.1(g).

2.9	Without prejudice to any other rights which it may have under this Agreement and to its obligations under clause 2.4, the Seller may:

(a)	waive (to the extent thought fit by the Seller) the condition set out in clause 2.1.1(l); and

(b)	elect to acquire (or to procure that another member of the Seller’s Group shall acquire) the issued share capital of Dan Re 1400 Singapore Pte Limited, in which event the condition set out in clause 2.1.1(e) shall be deemed to have been satisfied on completion of such acquisition.

2.10	Without prejudice to any other rights which it may have under this Agreement, the Buyer may waive (to the extent thought fit by the Buyer) the condition set out in clause 2.1.1(l) if that condition has not been satisfied before 24 December 2008.

2.11	If the Seller elects to acquire Dan Re 1400 Singapore Pte Limited, pursuant to clause 2.9(b), the Seller shall:

(a)	continue to be under an obligation to use reasonable endeavours to secure the necessary regulatory approval as described in Condition 2.1.1(e) for the transfer of Dan Re 1400 Singapore Pte Limited to such subsidiary of the Buyer as the Buyer may specify;

(b)	transfer Dan Re 1400 Singapore Pte Limited to such subsidiary of the Buyer as the Buyer may specify within five Business Days of such regulatory approval having been obtained, provided such approval is obtained on or before 15 June 2009;

(c)	if such transfer has not been completed by 30 June 2009, retain Dan Re 1400 Singapore Pte Limited in the Seller’s Group, use reasonable endeavours to sell the entire issued share capital of Dan Re 1400 Singapore Pte Limited to a third party and pay the Buyer on demand 50% of the proceeds of any such sale as a reduction in the Purchase Price to compensate the Buyer for Dan Re 1400 Singapore Pte Limited not transferring to the Buyer. Without prejudice to the foregoing, the Seller shall not be obliged to sell Dan Re 1400 Singapore Limited for a loss, and its obligation to continue taking steps to sell that company to a third party shall cease on 30 June 2011.

2.12	Each party (the “First Party”) agrees that if and to the extent that the other (the “Other Party”) wishes to propose an amendment to the proposed structure of the Transaction or to any Transaction Document to facilitate the satisfaction of Conditions 2.1.1(c)(ii), 2.1.1(e) or 2.1.1(l) or the Buyer’s Proposed Reorganisation or to mitigate any adverse legal, tax or regulatory consequence to the Other Party or any member of its group in relation to the satisfaction of such Conditions or completion of the Buyer’s Proposed Reorganisation, and which does not operate to the detriment of the First Party, it shall negotiate and agree in good faith such amendments to the Transaction Documents to give effect to such proposal, notwithstanding the terms of clause 5. In particular, but without prejudice to the generality of the foregoing, it is acknowledged that:

(a)	provided there is no detriment to the Buyer, the Seller may elect to effect a reorganisation of the Group prior to sale (including without limitation the interposition of a new intermediate holding company in place of the Company) or the Seller may elect to retain Dan Re 1400 Singapore Pte Limited outside the Group where it shall be held subject to the provisions of clause 2.11; and

(b)	provided there is no detriment to the Seller, the Buyer may elect that the Seller shall both:

(i)	procure before Completion the issue to the Seller of 26,435,920 unpaid ordinary shares of £1 each in the Company; and

(ii)	assign the Deep Discounted Security instrument made between the Seller (as Bondholder) and the Company (as Issuer) as of 1 October 2006 to the Buyer on Completion.

2.13	Each party shall give notice to the other that a relevant condition has been satisfied within two Business Days of becoming aware of that fact.

2.14	If any condition is not satisfied or waived on or before the Relevant Date then this Agreement shall terminate (except clauses 13 (Entire Agreement), clause 18 (Announcements and confidentiality), clause 20 (Notices) and clause 24 (Governing law and submission to jurisdiction) and each provision of this Agreement necessary for a party to enforce such clauses which shall remain in full force and effect notwithstanding this Agreement having otherwise terminated) and no party shall have any claim against the others except for any prior breach of clause 2.1.

3	Agreement to sell the Sale Share

3.1	The Seller shall sell to the Buyer and the Buyer shall buy (or shall procure that the Buyer’s nominee will buy) the Sale Share with full title guarantee, free from all Encumbrances and together with all rights attaching to the Sale Share on Completion, including the right to receive all dividends or distributions declared, paid or made on or after Completion.

3.2	Title to and beneficial ownership of the Sale Share shall pass on Completion together with all associated rights and benefits attaching or accruing to it on or after Completion.

4	Purchase Price

4.1	Amount

The Purchase Price is £9,179,567 subject to adjustment in accordance with clause 4.2 and schedule 6 to reflect any difference between the Estimated NAV and the Agreed NAV.

4.2	Adjustment

If the Agreed NAV is:

(a)	less than the Estimated NAV:

(i)	the Purchase Price will be reduced by an amount equal to the shortfall; and

(ii)	(if the reduction to the Purchase Price has not already been taken into account in the payment made on Completion) the Seller must repay to the Buyer an amount equal to such shortfall in accordance with clause 4.3; or

(b)	more than the Estimated NAV:

(i)	the Purchase Price will be increased by an amount equal to the excess; and

(ii)	(if the increase in the Purchase Price has not already been taken into account in the payment made on Completion) the Buyer must pay in cash to the Seller an amount equal to such excess in accordance with clause 4.3; or

(c)	equal to the Estimated NAV, there will be no adjustment to the Purchase Price.

4.3	Payment of sums due under clause 4.2

Any payment due under clause 4.2(a)(ii) or clause 4.2(b)(ii) shall be made in cash within 5 Business Days of the NAV Agreement Date, by electronic transfer of funds for same day value to the bank account which the party entitled to receive the payment directs in writing, at least 2 Business Days before payment is due to be made, to the party due to make the payment.

4.4	If a party fails to pay a sum within the period for payment in accordance with clause 4.3, interest will accrue on it at the rate per year of 2% over the base rate for the time being of Barclays Bank plc, from the date it was due up to, and including, the date of actual payment (both before and after judgment).

5	Actions pending Completion

5.1	The Seller shall procure that pending Completion or the earlier termination of this Agreement in accordance with its terms, the Group shall (except as required: (i) under this Agreement; (ii) under any other agreement or commitment made by any Group Company prior to the date of this Agreement as set out in the Data Room; (iii) by applicable laws or Regulatory Requirements; or (iv) with the prior written consent of the Buyer (not to be unreasonably withheld or delayed)):

5.1.1	carry on its business as a going concern in the way carried on prior to the date of this Agreement save that this should not limit the Group’s ability to effect the transactions envisaged to give effect to this Agreement;

5.1.2	take reasonable steps to protect and preserve its assets including the maintenance in force of all existing insurance policies (which, for the avoidance of doubt, does not include any inward or outward insurance contracts or any other insurance or reinsurance contracts entered into by the Syndicates, the Discontinued Syndicate or the Managing Agent) on the same material terms to provide substantially the same level of cover as in force at the date of this Agreement for the benefit of each of the Group Companies; and

5.1.3	give to the Buyer and its authorised representatives reasonable access on reasonable notice during normal business hours to the Properties and to all the books and records of each Group Company and procure that the directors and employees of each Group Company give promptly all such information and explanations with respect to the business and affairs of each Group Company as the Buyer and its authorised representatives may reasonably request provided that the obligations of the Seller under this clause shall not extend to allowing access to information which is subject to legal privilege or which is confidential to the activities of the Seller otherwise than in relation to the Group Companies.

5.2	Pending Completion the Seller shall procure that no Group Company shall (except as required: (i) under this Agreement; (ii) under any other agreement or commitment made by any Group Company prior to the date of this Agreement as set out in the Data Room; (iii) by applicable laws or Regulatory Requirements; or with the prior written consent of the Buyer (not to be unreasonably withheld or delayed)):

5.2.1	resolve to change its name or to alter its Memorandum or Articles of Association;

5.2.2	modify any rights attached to any shares in a Group Company;

5.2.3	create, or issue, or grant a right or option to acquire (either by transfer or subscription), shares in the capital of a Group Company or securities which are convertible into the same, or issuing securities giving a right over any shares in the capital of a Group Company;

5.2.4	capitalise or repay an amount standing to the credit of a reserve of a Group Company or redeem or purchase shares in the capital of a Group Company or otherwise alter or reorganise the share capital of a Group Company;

5.2.5	admit a person as a member of a Group Company or transfer, or approve the transfer of, shares in a Group Company;

5.2.6	create or allow to come into being an Encumbrance over any shares or uncalled capital or create an Encumbrance over any assets of a Group Company;

5.2.7	declare, pay or make a dividend or other distribution other than the Agreed Dividend;

5.2.8	create or issue debt or hybrid securities, or grant a right to acquire debt or hybrid securities or any securities convertible into the same;

5.2.9	acquire shares or securities issued by another company other than as part of its ordinary course of business dealings in relation to its Investments;

5.2.10	enter into a partnership, consortium, association or joint venture with any third party outside the ordinary course of business;

5.2.11	except in the ordinary course of business, alter or agree to any alteration of the terms of employment or remuneration of any employee whose salary exceeds £100,000 or dismiss any such employee (other than for cause);

5.2.12	resolve to be voluntarily wound up; or

5.2.13	make any material change to its accounting practices or policies (except to the extent required to comply with any changes in generally accepted accountancy practice);

5.2.14	commence litigation or arbitration proceedings other than in the ordinary course of business;

5.2.15	commute or agree to commute any insurance or reinsurance contract, where the amount that would be due in the absence of such commutation may exceed £500,000;

5.2.16	amend or terminate a Material Contract;

5.2.17	create or incur borrowing or indebtedness, or amend the terms of its existing borrowing or indebtedness;

5.2.18	give a guarantee, indemnity nor other agreement to secure, or incur financial or other obligations with respect to, another person’s obligation outside the ordinary course of business;

5.2.19	create a new employee benefit or pension scheme or other employee incentive arrangement or alter the rates or terms of its contributions to any such existing arrangement;

5.2.20	enter into any agreement, arrangement or obligation with the Seller or any person with which the Seller is Connected or any agreement, arrangement or obligation in which the Seller or any person Connected with the Seller is interested;

5.2.21	alter or agree to alter any terms of employment or benefits of its employees or alter any working practices or collective agreements relating to such practices;

5.2.22	agree to do any of the matters referred to in this clause 5.2.

5.3	Save as provided in this Agreement in connection with the satisfaction of the Conditions, pending Completion the Seller shall not, directly or indirectly:

5.3.1	participate in discussions or enter into an agreement with a person (other than the Buyer) in connection with the sale of:

(a)	any of the shares in a Group Company; or

(b)	all or a material part of the business of a Group Company; or

5.3.2	provide information relating to a Group Company or its businesses to any person (other than the Buyer or its representatives) if the Seller might reasonably be expected to believe that the recipient of that information might use it or allow it to be used in connection with considering a potential acquisition of:

(a)	any of the shares in a Group Company; or

(b)	all or a material part of the business of a Group Company.

5.4	The Seller, for itself and on behalf of all of the members of the Seller’s Group:

5.4.1	acknowledges and agrees that, with effect on and from the Completion Date, there are no Liabilities owing to it or any Seller’s Group Company by any Group Company; and

5.4.2	with effect on and from Completion, the Seller (for itself and on behalf of all members of the Seller’s Group) waives any rights in respect of any Liabilities owing to it or any Seller’s Group Company by any Group Company; and

5.4.3	with effect on and from the Completion Date, the Seller (for itself and each member of the Seller’s Group) unconditionally and irrevocably releases and discharges all members of the Buyer’s Group and all Group Companies and all of their respective directors, officers and employees from any and all Liabilities other than any Liabilities under, or which are preserved by, this Agreement.

For the purpose of this clause 5.4, “Liabilities” shall mean all obligations, indebtedness or liabilities of any nature whatsoever including (without limitation) actual or contingent liabilities and unquantified or disputed liabilities and whether arising in contract, tort or otherwise, other than:

(a)	those which arise under this Agreement or the 1400 Quota Share, the Ancillary Costs and Services Agreement and the Transitional Services Agreement;

(b)	the indebtedness permitted under clause 5.8;

(c)	obligations (fiduciary or otherwise) owing to the Seller or any member of the Seller’s Group by any director, officer, employee or adviser of the Company or any Group Company.

5.5	From the Signing Date until Completion the Buyer shall be entitled to have an individual nominated by the Buyer (the “Observer”) attend all board meetings of each Group Company and all meetings of each committee of each such board. The Observer shall not have the right to vote, but shall be entitled to:

5.5.1	receive reasonable notice of each meeting of the board and of committees of the board;

5.5.2	receive all information provided to the directors of the Company including agendas, papers to be considered at board and committee meetings and minutes of such meetings; and

5.5.3	speak at all such board and committee meetings.

5.6	The Seller undertakes to the Buyer that during the period from the Management Accounts Date until Completion there has been, and will be, no Leakage and that no person has become entitled to, nor will they become entitled to, any Leakage, in each case other than Permitted Leakage. On Completion, the Seller shall certify to the Buyer that there has been no Leakage other than Permitted Leakage (the “No Leakage Certificate”).

5.7	Not less than 5 Business Days prior to Completion the Seller shall procure that the debts which are owed from the Group to the Seller’s Group are rationalised, so that they are limited to debts due from the Company to the Seller.

5.8	Not less than 5 Business Days prior to Completion the Seller shall provide the Buyer with a statement setting out item by item the debts which are owed from the Group to the Seller’s Group, setting out for each item the debtor, the creditor and the amount owed (the “Intercompany Debt Statement”) which shall not exceed in aggregate £20.2 million, or such other amount as the parties may agree (the “Agreed Intercompany Debt”).

5.9	Prior to Completion, the Seller shall procure that there are no changes to the position set out in the Intercompany Debt Statement.

5.10	The Seller shall before Completion obtain for the purposes of any finance agreement to which any member of the Seller’s Group or any Group Company is a party any consent or approval which is necessary so that the Seller’s performance of its obligations under this Agreement will not constitute a breach or a default or an enforcement event under any such finance agreement or any related document, and the Seller shall bear all costs of obtaining any such consent or approval.

5.11	The parties shall meet within 30 Business Days of the Signing Date to agree the nature and extent of the GP Data and the form and the method of its delivery to the Buyer at Completion. The Seller shall provide all necessary assistance to the Buyer to migrate the GP Data from the Seller’s IT systems to the IT systems of the Buyer or the Group Companies at Completion.

6	Buyer’s right to terminate before completion

6.1	In addition to the automatic termination of this Agreement under clause 2.14, the Buyer may terminate this Agreement with immediate effect by giving notice of termination to the Seller at any time before Completion if there is:

(a)	a Material Adverse Event or

(b)	a Material Breach.

6.1.1	“Material Adverse Event” means a relevant government or governmental, supranational, state, court or regulatory body or a similar person:

(a)	instituting action or investigation to restrain, prohibit or otherwise challenge the entering into or performance of the Transaction or a material part of the Transaction;

(b)	taking action to restrain, prohibit or otherwise challenge the entering into or performance of the Transaction or a material part of the Transaction as a result of it, or in anticipation of it.

6.1.2	“Material Breach” means a material breach by the Seller of:

(a)	a Warranty; or

(b)	the undertakings given by the Seller pursuant to clause 5 of this Agreement,

in either case where the loss to a Group Company resulting from the breach by the Seller both:

(c)	exceeds £5 million: and

(d)	is otherwise material to the turnover, profitability or financial position of the Group taken as a whole.

6.1.3	each party’s further rights and obligations shall cease immediately on termination except that:

(a)	each party shall continue to comply with clauses 13 (Entire Agreement), 18 (Announcements and Confidentiality), 20 (Notices) and 24 (Governing Law and Submission to Jurisdiction) and each provision of this Agreement necessary for a party to enforce those clauses; and

(b)	the only rights available to the Buyer upon exercise of its rights pursuant to clause 6.1 shall be termination of this Agreement and its right under clause 6.2.

6.2	If the Buyer terminates this Agreement for Material Breach pursuant to clause 6.1(b) the Seller shall indemnify the Buyer on demand against:

(a)	each loss, liability and cost which the Buyer reasonably incurs in connection with negotiating, preparing, signing or implementing a Transaction Document; and

(b)	each reasonable cost which the Buyer incurs in enforcing its rights under clause 6.1,

provided that the aggregate liability of the Seller to indemnify the Buyer in respect of such losses, liabilities and costs under this clause 6.2 shall not exceed £1,000,000.

7	Completion

7.1	Completion shall take place at the offices of the Seller’s Solicitors or at such other place as the parties may agree on the Completion Date when all of the following business shall be transacted:

7.1.1	the Seller shall deliver to the Buyer (or, in the case of the items described in clause 7.1.1(g), 7.1.1(h) and 7.1.1(q), make available at the Company’s registered office):

(a)	certified copies of the minutes recording the resolution of the board of directors of the Seller authorising the sale of the Sale Share and the other transactions contemplated by this Agreement;

(b)	a transfer in respect of the Sale Share duly executed and completed in favour of the Buyer (or any person the Buyer nominates for this purpose), together with the certificate for the Sale Share and the duly executed power of attorney or other authority under which the transfer has been executed;

(c)	irrevocable powers of attorney in the agreed form executed by each of the registered holders of the Sale Share in favour of the Buyer to enable the Buyer to exercise all voting and other rights attaching to the Sale Share pending registration of the transfer to the Buyer or its nominee;

(d)	written resignations (expressed to take effect from the end of the board meeting of the relevant Group Company from Michael Daly and Greg Morrison of each Group Company, resigning from their respective offices and employments, in each case executed as deeds in the agreed form;

(e)	a notice of immediate resignation from the auditor of each Group Company, complying in all respects with the requirements of sections 516 and 519 CA 2006 and containing a statement that there are no circumstances connected with the auditor ceasing to hold office that it considers should be brought to the attention of the members or creditors of the relevant company, accompanied by a written confirmation that such auditors have no claims for unpaid fees or expenses;

(f)	duly executed transfers (in favour of such person or persons as the Buyer may direct or have directed) of all shares in the Subsidiaries not registered in the name of any Group Company, together with the certificates for those shares;

(g)	(as agents for each Group Company) all its statutory and minute books, its common seal (if any), certificate of incorporation, any certificate or certificates of incorporation on change of name and other documents and records including copies of its memorandum and articles of association;

(h)	the deeds and documents of title relating to the Properties;

(i)	(if not already delivered) the duly executed Disclosure Letter and accompanying disclosure bundles;

(j)	(if not already delivered) the duly executed Taxation Deed;

(k)	evidence in a form satisfactory to the Buyer (acting reasonably and in good faith) that all Guarantees given by any Group Company in respect of liabilities of the Seller and any Seller’s Connected Person have been released;

(l)	the Transitional Services Agreement duly executed by the Seller and the Company;

(m)	evidence satisfactory to the Buyer (acting reasonably and in good faith) of the capacity and authority of each person executing a document referred to in this clause on the Seller’s behalf;

(n)	releases in a form acceptable to the Seller and the Buyer (each acting reasonably and in good faith) of all obligations of a Group Company arising under or in connection with finance facilities and all mortgages, charges, and debentures granted by a Group Company, properly executed by the facility provider or chargee, together with related declarations of satisfaction (Forms 403a) sworn by a director of the relevant Group Company;

(o)	the ICC2L Addendum duly executed by the Seller and Imagine Corporate Capital 2 Limited;

(p)	the Ancillary Costs and Services Agreement executed by (1) the Seller and (2) Imagine Syndicate Management Limited;

(q)	copies of the GP Data in the form and method determined in accordance with clause 5.11.

7.1.2	the Seller shall procure (so far as they are able) that the transfer mentioned in clause 7.1.1(b) is resolved to be registered (subject only to its being stamped);

7.1.3	the Seller shall procure that a board meeting of each Group Company is held at which:

(a)	the Buyer’s Accountants are appointed auditors of each Group Company in place of the Auditors;

(b)	all bank mandates in force for each Group Company shall be altered (in the manner which the Buyer requires) to reflect the resignations and appointments referred to above;

(c)	the current accounting reference period of each Group Company shall be altered so as to end on such lawful date as the Buyer may specify;

(d)	the registered office of each Group Company shall be changed to such address(es) as the Buyer may specify;

(e)	cause such persons as are nominated by the Buyer and approved by any relevant Regulator to be validly appointed as additional directors and as secretary of each Group Company; and

(f)	approves such other matters as are necessary to give full effect to this Agreement;

7.1.4	the Seller shall procure that each Group Company amends its Articles of Association in such manner as the Buyer may prior to Completion have specified; and

7.1.5	the Buyer shall following compliance by the Seller with clauses 7.1.1 to 7.1.4:

(a)	deliver certified copies of the minutes recording the resolution of the board of directors of the Buyer authorising the purchase of the Sale Share and the other transactions contemplated by this Agreement;

(i)	if the Agreed NAV has been determined pay the Purchase Price;

(ii)	if the Agreed NAV has not been determined pay £9,179,567 on account of the Purchase Price,

by electronic funds transfer for value on the Completion Date to the client account of the Seller’s Solicitors numbered 16122869 at the Royal Bank of Scotland plc of 62/63 Threadneedle Street, London EC2R 8LA, sort code 15-10-00 (or such other account or accounts as the Seller’s Solicitors shall specify) and the Seller authorises the payment of the Purchase Price into the specified account or accounts, which shall constitute a good discharge to the Buyer in respect of the Purchase Price;

(c)	(at the Buyer’s sole discretion as to which of the following steps is taken) pay or procure the payment (or, with the co-operation of the relevant Seller’s Group Company, which the Seller shall procure is not unreasonably withheld or delayed, the assignment to a company in the Buyer’s Group) of the Agreed Intercompany Debt (and for the avoidance of doubt the amount that the Buyer is obliged to pay is limited to £20.2 million) to the Sellers’ Solicitors in the manner set out in clause 7.1.5(b) which shall constitute good discharge for the purposes of this Agreement of the Agreed Intercompany Debt, provided that, if the Buyer elects to make the payment itself or there is an assignment of the Agreed Intercompany Debt to a company in the Buyer’s Group, the obligations and liabilities of the Seller under this Agreement and the Taxation Deed shall be no greater than they would otherwise have been had the payment of the Agreed Intercompany Debt been made direct by the indebted Group Company to the relevant Seller’s Group Company without such election or assignment.

7.2	If the Seller or the Buyer (the “Affected Party”) fails or is unable to comply with any of its obligations under the preceding provisions of clause 7.1 on the Completion Date then the other (the “Unaffected Party”) may:

7.2.1	defer Completion to a date not more than 28 days after that date (in which case the provisions of this clause 7 shall apply to Completion as so deferred); or

7.2.2	proceed to Completion so far as practicable but without prejudice to the Unaffected Party’s rights where the Affected Party has not complied with its obligations under this Agreement.

7.3	If, after the Unaffected Party has exercised its rights pursuant to clause 7.2.1, the Affected Party fails again or is unable to comply with any of its obligations under the preceding provisions of clause 7.1 on the date to which Completion has been deferred, the Unaffected Party may terminate this Agreement for breach of condition.

7A	Post Completion Obligations

7A.1	Subject to all applicable Regulatory Requirements, the Buyer shall procure that a nominee of the Seller shall be appointed to the board of Imagine Syndicate Management Limited from the Completion Date until the date upon which all liability of the Seller under the 1400 Quota Share is discharged in accordance with a commutation agreement to be concluded pursuant to Addendum Number 2 to the 1400 Quota Share.

8	The Warranties

8.1	The Seller warrants to the Buyer that each of the Warranties is true and accurate as at the date of this Agreement. The Seller acknowledges that the Buyer is entering into this Agreement in reliance on the Warranties. The Buyer acknowledges that no Warranties are given in connection with the Transaction other than those in Schedule 2 Part A.

8.2	Immediately before Completion, the Seller is deemed to warrant to the Buyer that each Warranty is true and accurate by reference to the facts and circumstances existing at that time. When interpreting a Warranty deemed to be repeated immediately before Completion, a reference in a Warranty to a fact, matter or circumstance existing or occurring at or before the Signing Date will be construed as if it were a reference to a fact, matter or circumstance existing or occurring at or before the Completion Date.

8.3	In respect of any Relevant Claim, the loss arising in respect of any such claim shall be calculated by reference to:

8.3.1	the amount by which the value of an asset of a Group Company is, or becomes, less than its value would have been if each Warranty had been true and accurate; or

8.3.2	the amount of a liability to which a Group Company is, or becomes, subject or the amount of an increase in a liability of a Group Company, in each case, to which the Group Company would not have been, or become, subject if each Warranty had been true, and accurate; and

each other loss, cost and liability which the Buyer or a Group Company incurs directly resulting from the Relevant Claim. In quantifying the loss arising in respect of any such Relevant Claim as aforesaid there shall be taken into account any corresponding increase in assets, decrease in liabilities, saving or benefit accruing to any Group Company or to the Buyer which results directly from the matter giving rise to the Relevant Claim.

8.3	Each Warranty is a separate and independent statement and (except as expressly provided by this Agreement) is not limited or otherwise affected by any other Warranty or by any other provision of this Agreement and the Buyer shall have a separate claim of right of action in respect of every breach of Warranty.

8.4	The Warranties are qualified by those matters fairly disclosed in the Disclosure Letter and for this purpose “fairly disclosed” means disclosed in such manner and in such detail as to enable a reasonable buyer to make a reasonable assessment of the impact of the matter concerned on the Group.

8.5	In each Warranty, where any statement is qualified as being made “so far as the Seller is aware” or any similar expression, such statement shall be deemed to refer to the actual knowledge or awareness of Greg Morrison, Iain Bremner, Matthew Petzold, Lance Gibbins, Steve Robson, Jimmy Doyle and Andrew West having made reasonable enquiries of relevant officers or employees of Group Companies, the Seller acknowledging that a wish to retain confidentiality does not of itself make it reasonable not to make an enquiry.

8.6	The Warranties shall not in any respect be extinguished or affected by Completion.

8.7

8.7.1	The Seller agrees not to bring any claim which it may have against a Group Company or a present or former officer, director or employee of a Group Company, arising out of any information or advice provided (or omitted to be provided) by any such person on which the Seller relied when making a representation, giving a Warranty, preparing the Disclosure Letter or otherwise agreeing to the terms of a Transaction Document.

8.7.2	Clause 8.7.1 does not apply to a claim against an officer, director or employee who is alleged to have acted fraudulently.

8.8	During the period before Completion, each Party shall notify the other immediately if it becomes aware of a fact, circumstance or event which causes or may reasonably be expected to cause a Warranty (if the Warranty were repeated on or at any time before Completion by reference to the facts and circumstances then existing) to become untrue and inaccurate.

8.9	The Buyer warrants to the Seller that each of the Buyer’s Warranties is true and accurate. The Buyer acknowledges that the Seller is entering this Agreement in reliance on the Buyer’s Warranties.

8.10	As at the date of this Agreement, the Buyer warrants to the Seller that, save to the extent that it is disclosed in the Disclosure Letter, it is not aware of any breach of a Warranty by the Seller.

9	Claims against the Seller

The provisions of Schedule 4 shall apply in relation to the liability of the Seller in respect of any Relevant Claim or claim under the Taxation Deed.

10	Non-competition provisions

10.1	The Seller undertakes with the Buyer and each Group Company that none of the Seller, any member of the Seller’s Group nor any person with whom any of them are connected and their respective directors, employees or agents for the time being will:

10.1.1	for a period of two years from the date of Completion engage in or operate or be concerned or interested (save as the holder of shares or debentures in a company which confer not more than 9.9 per cent. of the votes which could be cast at a general meeting of the company) in a Restricted Business or encourage or assist another person to engage in or operate or be concerned or interested in a Restricted Business which competes with the business of a Group Company;

10.1.2	for a period of two years from the date of Completion solicit the custom of a person who has been a customer, broker or other intermediary of a Group Company during the 12 months ending on the Completion Date for the purpose of offering to such person services substantially similar to or otherwise competing with those supplied by a Group Company in the normal course of the Restricted Business;

10.1.3	for a period of two years from the date of Completion induce or seek to induce a person of the kind described in clause 10.1.2 to stop being a customer, broker or other intermediary of a Group Company or to reduce its custom or change the terms on which it deals with a Group Company;

10.1.4	for a period of two years from the date of Completion employ, solicit, entice away or endeavour to solicit or entice away from any Group Company any director or employee employed by any Group Company on the Completion Date (whether or not that person would commit any breach of his contract of employment by reason of his leaving the service of any Group Company) provided that this clause shall not prevent a non-executive director being on both the board of a company in the Group and the board of a company in the Seller’s Group, subject to there being no conflict of interest and shall not apply to the employees listed in Schedule 7 following cessation of their employment with the Group;

10.1.5	at any time after the Completion Date claim, represent or otherwise indicate any present association with any Group Company other than in connection with any agreement between any member of the Seller’s Group and any member of the Group that operates after Completion;

10.1.6	at any time after the Signing Date use, whether on its own behalf or on behalf of any third party, or divulge to any third party, any of the Confidential Information and shall take reasonable steps to require that any employee or director leaving the employment of the Seller’s Group or a Group Company, after the Signing Date and (in the case of a Group Company) prior to Completion, shall not use any of the Confidential Information.

10.2	The restriction on disclosure in clause 10.1.6 shall not apply to the Seller to the extent that it is requested or required to disclose such Confidential Information by any applicable law, governmental order, decree, regulation, licence or rule or pursuant to the regulations of any securities exchange or regulatory or governmental body to which it is subject in which case it shall first notify and consult with the Buyer to the extent permitted by law.

10.3	The Buyer and each Group Company undertakes with the Seller at any time after the date which is two months after Completion not to use as a trade or business name, mark or logo, use as or include in a domain name for any web site, or carry on a business under a title containing the word(s) “Imagine” or the logo “i” or any other confusingly similar word(s) or logo(s) or word(s) or logo(s) colourably resembling such word or logo.

10.4	In this clause 10 a reference to a person being concerned or interested in a Restricted Business or doing any act or thing includes being concerned or interested or doing that act or thing: for its own account or for the account of another person; independently or jointly with another; directly or indirectly; or as shareholder, principal, partner, director, employee, contractor or agent.

10.5	While the restrictions contained in this clause 10 are considered by the parties to be reasonable in all the circumstances, it is agreed that if any of those restrictions, by themselves or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate business interests of the Buyer, but would be adjudged reasonable if part or parts of the wording thereof were deleted or amended or qualified or the periods thereof were reduced or the range of services or area dealt with were thereby reduced in scope, then the relevant restriction or restrictions shall apply with such modification or modifications as may be necessary to make it or them valid and effective.

11	Indemnities

In clause 11:

“Group Employee” means any person who is not a Seller Employee or a Retained Employee and who is identified in the schedule included in the data room as an employee of the Group;

“Redundancy Costs” means payments in lieu of notice, statutory redundancy costs, any enhanced redundancy pay, unfair dismissal liability and any other payments agreed to be paid pursuant to a Compromise Agreement;

“Retained Business” means the various businesses to be retained by the Seller following Completion;

“Retained Employees” means             ,              and              and “Retained Employee” means any of them; and

“Seller Employees” means any employee of the Seller’s Group.

11.2	The Parties agree that the Group Employees are all the employees of the Group and if any contract of employment of a Group Employee should transfer or be alleged to have transferred to a Retained Business as a result of this Agreement or otherwise, the Buyer shall use all reasonable endeavours to procure the employment and/or engagement of such Group Employee by a Group Company, and the Seller agrees to use all reasonable endeavours to assist the Buyer in procuring the employment and/or engagement of such Group Employee by a Group Company, including (save where the employee has, in the reasonable opinion of the Seller, reasonable grounds for refusing an offer of employment or engagement by a Group Company) by dismissing such Group Employee in circumstances where the Buyer has first offered an employment contract on terms which are no less favourable to the Group Employee than the terms on which he or she would have been employed or engaged had his or her contract of employment not transferred outside the Group.

11.3	The parties agree that any Retained Employee will either have:

11.3.1	had their contract of employment (including any rights, powers, duties and liabilities under or in connection with that contract) transferred to the Retained Business as a result of the Agreement; or

11.3.2	had their employment contract terminated prior to Completion.

11.4	If any contract of employment (including any rights, powers, duties and liabilities under or in connection with that contract) of any Retained Employee is found or alleged not to have transferred to the Retained Business pursuant to clause 11.3.1 the parties agree that:

11.4.1	the Buyer shall within 10 Business Days of becoming aware of any findings, claim or allegation of which the Seller is not aware or could not reasonably be expected to be aware inform the Seller of any such finding, claim or allegation that any Retained Employee has not transferred to the Retained Business;

11.4.2	the Seller shall within 14 days of discovering such a finding or allegation or having been informed of such finding, claim or allegation under 11.3.1 procure or make to that employee an offer in writing to employ him or her under a new contract of employment to take effect upon the termination referred to in clause 11.5 below; and

11.4.3	such offer of employment will be on terms and conditions which are no less advantageous to the employee than the terms on which he or she would have been employed or engaged had his or her contract of employment been transferred to a Retained Business pursuant to clause 11.3.1.

11.5	Upon receipt of notice from the Seller of that offer being made, the Buyer will within 10 Business Days procure the dismissal of such Retained Employees. The parties will use all reasonable endeavours to procure the engagement of the Retained Employee by the Retained Business. Neither party shall take any steps to discourage any such employee from accepting that offer.

11.6	The Seller will indemnify and keep indemnified the Buyer and each Group Company from and against sums payable to or in relation to the Retained Employees in respect of their employment after the date of Completion and the termination of their employment in accordance with clause 11.5. (excluding any liability for unlawful discriminatory acts or omissions by the Buyer or the relevant Group Company following Completion save where such acts are committed by a Group Company at the express instruction of the Seller) to the date of such termination of their contract of employment in accordance with clause 11.5 and for losses arising as a consequence of the termination of their employment,

Provided always that:

(a)	the termination occurs within six months of Completion; and

(b)	the Buyer complies in full with its material obligations under clause 11.16.

11.7	The Seller shall indemnify the Buyer and the Group Companies from and against any liabilities, reasonable costs, claims and reasonable expenses arising out of or in connection with any claim or allegation that the contracts of employment of any Seller Employee have transferred to the Buyer or a Group Company pursuant to the Transfer Regulations as a result of the transactions contemplated by this Agreement.

11.8	The Seller will indemnify and keep the Buyer indemnified from and hold it harmless against all reasonably incurred costs, claims, reasonable expenses, actions, losses and all other liabilities whatsoever incurred by the Buyer or any Group Company arising from a failure to comply with the information and consultation duties set out in Regulation 13, 14 and/or 15 of the Transfer Regulations in connection with the transaction contemplated by this Agreement, provided always that the Buyer complies in full with its material obligations under clause 11.16.

11.9	The Buyer agrees to employ for a period of not less than 12 months from Completion (save as in the event that ’s employment is terminated by reason of gross misconduct or by voluntarily in circumstances which would not give rise to a finding of unfair dismissal against the Company).

11.10	Within a period of 14 days from the first anniversary of Completion, the Buyer may issue written notice to the Seller that it wishes to terminate the employment of by reason of redundancy. In the event that the Buyer issues such written notice, it shall proceed to conduct a redundancy consultation process with . The Buyer shall consult with the Seller with a view to reaching agreement in relation to all steps in that redundancy consultation process (including the timing of the dismissal and the severance terms to be offered to ) and shall invite a representative of the Seller to attend all redundancy consultation meetings with and to approve any proposals in relation to the redundancy (such approval not to be unreasonably withheld or delayed). Unless the Buyer and the Seller agree otherwise, the Buyer shall terminate the employment of within a period of 30 Business Days from the issuing of the written notice to the Seller in accordance with this clause 11.10. Provided always that the Buyer complies with its material obligations pursuant to this clause 11.10, the Seller shall pay Redundancy Costs arising from the termination of ’s employment in accordance with this clause 11.10, and shall indemnify the Buyer and the Group Companies against any liability for any Redundancy Costs in respect of .

11.11

In the event that the Buyer wishes to terminate the employment of              by reason of redundancy at any time whilst he remains dedicated to working exclusively on the business of Syndicate 994 or as a direct result of the closure of Syndicate 994, the Buyer shall notify the Seller in writing of this intention and shall consult with the Seller with a view to reaching agreement in relation to all steps in that redundancy consultation process (including the timing of the dismissal and the severance terms to be offered to              ) and shall invite a representative of the Seller to attend all redundancy consultation meetings with,              and to approve any proposals in relation to the redundancy (such approval not to be unreasonably withheld or delayed). Unless the Buyer and the Seller agree otherwise, the Buyer shall terminate the employment of              within a period of 30 Business Days from the issuing of the written notice to the Seller in accordance with this clause 11.11. Provided always that the Buyer complies with its obligations pursuant to this clause 11.11, the Seller shall pay Redundancy Costs arising from the termination of             ’s employment in accordance

with this clause 11.11, and indemnify the Buyer and the Group Companies against any liability for any Redundancy Costs in respect of              and for any liability arising under Regulation 12 and/or 15 of the Transfer Regulations in the event an external third party is appointed to perform the functions performed by              in relation to Syndicate 994 and this amounts to a service provision change.

11.12	The Seller shall procure that is served with notice of the termination of his employment with the relevant Group Company prior to Completion. The parties agree and acknowledge that ’ notice may not have expired at Completion and that following Completion, will remain an employee of the relevant Group Company until expiry of the notice period. The Seller shall be responsible for, and shall indemnify the Buyer and the relevant Group Company against, all termination costs arising from the termination of employment including any contractual entitlements relating to notice period, any statutory redundancy payment due, any unfair dismissal liability and any severance payment agreed by the Seller (either directly or indirectly on the express instructions of the Seller) or other payments agreed by the Seller (either directly or indirectly on the express instructions of the Seller)to be paid pursuant to a Compromise Agreement or which the Seller has agreed (either directly or indirectly through a Group Company acting at the Seller’s instigation) to pay .

11.13	The Seller will indemnify and keep indemnified and hold harmless the Buyer against those losses, claims, reasonable costs, charges, demands, judgments (including the costs of legal advisers in connection therewith) and reasonable expenses suffered or incurred by the Buyer or a Group Company arising out of or connected with claim number F-0015-07 in the Commercial and Maritime Court of Copenhagen known as Kolbye, Scheuer, Moller and Skottrup v Imagine Underwriting Aps or any additional claims or proceedings brought by these individuals including any sums due in respect of an agreed settlement of such claims, provided always that the Buyer complies in full with its material obligations under clause 11.16.

11.14	The Seller will indemnify and keep indemnified and hold harmless the Buyer against all reasonable costs, claims, reasonable expenses, actions, losses and all other liabilities suffered or incurred by the Buyer or a Group Company arising under the Compromise Agreement entered into between the Company and on 15 March 2007 except in relation to any liability for commission payment and employer’s national insurance under clause 3.1 (b) to the extent these have been properly and adequately accrued for in the Accounts, provided always that the Buyer complies in full with its material obligations under clause 11.16.

11.15	In the event that the Seller does not discharge all liabilities due to the employees under any LTIP scheme disclosed in the Data Room, the Seller will indemnify and keep indemnified and hold harmless the Buyer against those losses, claims, reasonable costs, charges, demands, judgments (including the costs of legal advisers in connection therewith) and reasonable expenses suffered or incurred by the Buyer or a Group Company arising out of the LTIP payments of the employees, provided always that the Buyer complies in full with its obligations under clause 11.16.

11.16	The Buyer shall, if making a claim under an indemnity contained in this section 11, notify the Seller of any matter or event which might lead to a claim under the indemnity as soon as is reasonably practicable (and in any event within 14 days of becoming so aware) and shall subject to clause 11.17 grant the Seller exclusive control (at its election and expense) over any claim or demand giving rise to any such claim and the Buyer shall afford reasonable assistance for the purposes of contesting, resisting, appealing, disputing, compromising or defending any such claim or demand (provided that the Buyer shall not be required to take (or procure a Group Company to take) any steps or proceedings which the Buyer considers (acting reasonably) would or may be unduly onerous or materially prejudicial to it or to the business of the Buyer’s Group) including, on reasonable notice, giving the Seller or their duly authorised representatives reasonable access to the personnel of the Buyer and providing copies of any information reasonably required by the Seller to enable the Seller and their duly authorised representatives to investigate the claim but not such as would result in the loss of legal privilege or in a material breach of the Data Protection Legislation. The Buyer shall not unreasonably make any admission which may be prejudicial to the defence or settlement of such claim or demand.

11.17	The Seller agrees that in circumstances where any claims arising under an indemnity in this Clause 11 are brought in association with any other claim arising against the Buyer or a Group Company in respect of which the Buyer is not indemnified by the Seller, exclusive control of the proceedings involving such claim or demand shall be at the Buyer’s discretion. The parties further agree that regardless of which party is responsible for the conduct of any claim and/or legal proceedings, that party shall:

(a)	at all times keep the other party fully informed of all developments and any material action which is proposed to be taken in connection with any such claim and consults with the other party in relation to all material procedural steps and correspondence in the claim;

(b)	not conduct the proceedings in a manner likely to negatively impact or cause material damage to the reputation of or cause material damage to either a Group Company, the Buyer or the Seller; and,

(c)	not admit liability in respect of or settle any part of the claim for which the other party is liable without the prior written consent of that party such consent not to be unreasonably withheld or delayed.

11.18

If any employer contributions due to the Pension Schemes in respect of service with the Group prior to Completion (or employee contributions which have been deducted by a Group Company to be paid to the Pension Schemes in respect of the same period) have not been paid within the prescribed period, the Seller shall pay to the Buyer (or such member of the Buyer’s Group as the Buyer directs) on demand an amount equal to such contributions which would have been so due in respect of service with the Group prior to Completion, together with any fine, interest or compensation payable as a result of late payment of such employer or employee contribution or other failure by a Group Company to deduct the employee contributions as required and the Buyer agrees that any Relief arising in respect of such contributions shall be dealt with in accordance with clause 1.2.11.

11.19	The Seller will on demand indemnify and keep the Buyer indemnified from and hold it harmless against all costs, claims, expenses, actions, losses and all other liabilities whatsoever incurred by the Buyer or any Group Company arising in connection with the restoration to the Register of Companies of Danish Re (UK) Group Ltd.

12	Release and indemnity for outstanding Guarantees

12.1	The Seller shall in respect of any of the same which are not released at Completion pursuant to clause 7.1.1(k), use reasonable endeavours to:

12.1.1	secure as soon as practicable after Completion the release of the Group Companies, without cost to any Group Company, from any Guarantees in relation to the obligations of the Seller’s Group provided by any Group Company prior to Completion (including, if required, offering its own Guarantee or liability on the same terms as and in substitution for the existing Guarantee or other liability of each Group Company); and

12.1.2	on demand indemnify and keep indemnified the Buyer against all actions, proceedings, losses, costs, claims, damages, liabilities and expenses which they may suffer or incur in respect of any claim made under the Guarantees in relation to the obligations of the Seller’s Group provided by any Group Company prior to Completion

12.2	The Buyer shall use its reasonable endeavours to secure with effect from Completion the release of the Seller, without cost to the Seller, from the Guarantees listed in Schedule 5 (including, if required, offering its own Guarantee or liability on the same terms as and in substitution for the existing Guarantee or other liability of the Seller).

13	Entire agreement

13.1	Each party agrees for itself (and as agent for each member of its Group) that:

13.1.1	the Transaction Documents supersede any prior discussions, understandings and agreements between the parties concerning their subject matter and constitute the entire and only agreement between the parties concerning their subject matter; and

13.1.2	none of the Transaction Documents has been entered into in reliance on any Pre-contractual Statement which is not expressly set out in a Transaction Document and each party hereby unconditionally and irrevocably waives any claims, rights or remedies arising by virtue of any Pre-contractual Statement not set out in a Transaction Document;

provided always that this clause shall not exclude or limit any liability or right which arises as a result of any fraudulent act, omission or statement.

13.2	In this clause 13, “Pre-contractual Statement” means any agreement, undertaking, representation, statement, warranty, promise, assurance or arrangement of any nature (which express or implied and whether or not in written or draft form) made or given by any person prior to the execution of this Agreement in connection with any matters dealt with in any of the Transaction Documents.

14	Effect of Completion

All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed and Completion shall not constitute a waiver of any of the Buyer’s or Seller’s rights in relation to this Agreement.

15	Buyer’s access to records

15.1	For a period of two years after the Completion Date, the Seller shall, and shall cause its affiliates that it controls to, furnish or cause to be furnished to the Buyer or its representatives access, during normal business hours, to such books, records, manuals and other information and assistance relating to any Group Company (to the extent within the control of such party) as is reasonably necessary for financial reporting, accounting and Tax matters or other reasonable purposes and provide such information and assistance as may reasonably be required by the Buyer in connection with matters related to or affected by the operations of the Group prior to the Completion Date (provided that such information and assistance shall be provided by the Seller or its affiliates it controls for a period of six years after Completion where it is required by the Buyer in connection with the taxation of the Buyer or any of its Affiliates).

15.2	If the Seller wishes to dispose of any of such books, records, manuals or other information prior to the expiration of the six year period referred to above the Seller shall, prior to doing so, give the Buyer a reasonable opportunity to segregate and remove such books, records, manuals or other information as the Buyer may select.

15.3

The Seller shall take all reasonable steps, and shall cause its affiliates it controls to take all reasonable steps to, provide the Buyer and its affiliates with financial statements and related information (collectively “Additional Financial Information”) sufficient to permit any of them to fulfil their obligations to include financial disclosure relating to the Group on a timely basis under the Exchange Act, including in (a) the preparation of the audited combined consolidated balance sheets incorporating the Group Companies as of 31 December 2006 (including the notes contained therein or annexed thereto) (the “2006 Audited Financial Statements”), (b) the preparation of the audited combined consolidated balance sheets incorporating the Group Companies as of 31 December 2007, and the related audited combined consolidated statements of income and cash flows for the financial year then ended (including the notes contained therein or annexed thereto) (collectively, the “2007 Audited Financial Statements”), (c) the preparation of the audited combined consolidated balance sheets incorporating the Group Companies as of 31 December 2008, and the related audited combined consolidated statements of income and cash flows for the financial year then ended (including the notes contained therein or annexed thereto) (collectively, the “2008 Audited Financial Statements”), (d) the preparation of interim combined consolidated balance sheets incorporating the Group Companies as of each of 31 March 2007, 30 June 2007 and 30 September 2007, and the related interim combined consolidated statements of income and cash flows for the periods then ended (including the notes contained therein or annexed thereto) (collectively, the “2007 Interim Financial Statements”), and (e) the preparation of interim combined consolidated balance sheets incorporating the Group Companies as of each of 31 March 2008, 30 June 2008 and 30 September 2008, and the related interim combined consolidated statements of income and cash flows for the periods then ended (including the notes contained therein or annexed thereto) (collectively, the “2008 Interim Financial Statements”), in each case as required to be filed by the Buyer’s Group under Rule 3-05 of Regulation S-X (under item 2.01 of Form 8-K) of the Exchange Act as a result of the consummation of the Transaction; provided, further, however, that the Buyer shall pay all of the Seller’s and its affiliates reasonable costs with respect thereto, including the reasonable costs and expenses of consultants. In connection with the audit and review of the 2006 Audited Financial Statements, 2007 Audited Financial Statements, 2008 Audited Financial Statements and the 2008 Interim Financial Statements, the Seller agrees to (i) provide KPMG LLP (the “Auditors”) with full and timely assistance and access to, and to examine and make copies of, all books and records of the Seller relating to the Group, and authorise the independent auditors for the Seller and its affiliates, to provide all work papers, (ii) obtain the consent of any auditors required under the Securities Act or the Exchange Act in connection with the filing of any Form 8-K by the Buyer and (iii) take all reasonable steps to cause any prior accountants to comply with the provisions of this clause 15.3.

16	Further assurances

The Seller shall execute (at the cost of the Buyer) or procure that any necessary third party shall execute all such documents and/or do or, so far as each is able, procure the doing of such acts and things as the Buyer shall after Completion reasonably require to give effect to this Agreement and any documents entered into pursuant to it and to give to the Buyer the full benefit of all the provisions of this Agreement.

17	Announcements and confidentiality

17.1	Subject to clause 17.2, no announcement, circular or communication (each an “Announcement”) concerning the existence or content of this Agreement shall be made by either party (or any member of its Group) without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed).

17.2	Clause 17.1 does not apply to any Announcement if, and to the extent that, it is required to be made by law, regulatory requirement or the rules of any stock exchange or any governmental, regulatory or supervisory body or court of competent jurisdiction (“Relevant Authority”) to which the party making the Announcement is subject, whether or not any of the same has the force of law, provided that any Announcement shall, so far as is practicable, be made after consultation with the other party and after taking into account its reasonable requirements regarding the content, timing and manner of despatch of the Announcement in question.

17.3	Subject to clause 17.4, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

17.3.1	the subject matter and provisions of this Agreement;

17.3.2	the negotiations relating to this Agreement; or

17.3.3	the other party.

17.4	A party may disclose information which would otherwise be confidential if and to the extent:

17.4.1	required by the law of any relevant jurisdiction;

17.4.2	required by existing contractual obligations fairly disclosed in the Disclosure Letter;

17.4.3	required by any Relevant Authority to which the party making the disclosure is subject, whether or not such requirement has the force of law;

17.4.4	required to vest the full benefit of this Agreement in either party;

17.4.5	disclosure is made to a Related Company of the relevant party or the professional advisers, auditors, rating agencies and bankers of either party;

17.4.6	the other party has given prior written approval to the disclosure,

provided that any disclosure shall, so far as is practicable, be made only after consultation with the other party.

17.5	The Seller acknowledges that the Buyer will need to file a Form 8K with the SEC within four Business Days of this Agreement being signed and that the Buyer will need to include a copy of this Agreement with that filing, following which this Agreement will become a publicly available document and the parties consent to such disclosure.

18	Severability and set-off

18.1	Each provision of this Agreement is severable and distinct from the others and, if any provision is, or at any time becomes, to any extent or in any circumstances invalid, illegal or unenforceable for any reason, that provision shall to that extent be deemed not to form part of this Agreement but the validity, legality and enforceability of the remaining parts of this Agreement shall not be affected or impaired, it being the parties’ intention that every provision of this Agreement shall be and remain valid and enforceable to the fullest extent permitted by law.

18.2	Neither party shall be entitled to set off any sum due by it to the other against any sum due by the other to it under or in relation to this Agreement.

19	Miscellaneous

19.1	No purported alteration of this Agreement shall be effective unless it is in writing, refers to this Agreement and is duly executed by each party to this Agreement.

19.2	This Agreement may be executed in any number of counterparts, and each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but, taken together, they shall constitute one instrument.

19.3	Each of the parties shall be responsible for its respective legal and other costs incurred in relation to the negotiation, preparation and completion of this Agreement and all ancillary documents.

19.4	This Agreement shall be binding on and shall ensure for the benefit of the successors in title and personal representatives of each party.

19.5	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

19.6	The rights and remedies provided by this Agreement are cumulative and do not exclude any rights and remedies provided by law.

19.7	Failure to exercise, or a delay in exercising, a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents the further exercise of the right or remedy or the exercise of another right or remedy. A waiver of a breach of this Agreement does not constitute a waiver of a subsequent or prior breach of this Agreement.

20	Notices

20.1	A notice or other communication given under or in connection with this Agreement (a “Notice”) shall be:

20.1.1	in writing;

20.1.2	in the English language; and

20.1.3	sent by the Permitted Method to the Notified Address.

20.2	The Permitted Method means any of the methods set out in the first column below, the second column setting out the date on which a Notice given by such Permitted Method shall be deemed to be given provided the Notice is properly addressed and sent in full to the Notified Address:

(1) Permitted Method	(2) Date on which Notice deemed given
Personal delivery	When left at the Notified Address

Fax transmission	On confirmed completion of transmission

20.3	The Notified Addresses of each of the parties is as set out below:

Name of party	Address	Fax number	Marked for the attention of:
Seller	Cedar Court Wildey Business Park St Michael Barbados	+1 246 467 9204	___________________
Buyer	Max House 2 Front Street Hamilton HM 11 Bermuda	+1 441 295 8899	Chief Financial Officer with cc to General Counsel

or such other Notified Address as any of the parties may, by written notice to the other parties, substitute for their Notified Address set out above.

21	Assignment

21.1	Save as provided in clause 21.3 and clause 22 neither party shall, nor either party purport to, assign, transfer, charge or otherwise deal with all or any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in this Agreement without the prior written consent of the other.

21.2	Any purported assignment in contravention of this clause 21 shall be void.

21.3	The benefit of this Agreement, including the Warranties and the Taxation Deed, may be assigned in whole or in part by the Buyer and by its successors and assigns without the permission of the Seller to a Buyer’s Group Company, provided that if such Buyer Group Company shall cease to be a member of the Buyer’s Group, then such Buyer Group company shall cease to be entitled to enforce any rights under this Agreement.

22	Guarantee

22.1	If before Completion the Buyer assigns the benefit of this Agreement to a Buyer Group Company (the “Buyer Assignee”) the Buyer agrees irrevocably and unconditionally to guarantee to the Seller the full, prompt and complete performance by the Buyer Assignee of all its obligations under this Agreement and the due and punctual payment on demand of all sums now or subsequently due and payable by the Buyer Assignee to the Seller under or pursuant to this Agreement.

22.2	The guarantee contained in this clause is a continuing guarantee and shall remain in force until all the obligations of the Buyer Assignee under this Agreement have been fully performed and all sums payable by the Buyer Assignee have been fully paid. It is independent of every other security which the Seller may at any time hold for the obligations of the Buyer Assignee under this Agreement.

22.3	The obligations of the Buyer shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate the Buyer from its obligations or affect such obligations, including and whether or not known to the Buyer:

22.3.1	any variation of this Agreement or any time, indulgence, waiver or consent at any time given to the Buyer Assignee or any other person;

22.3.2	any compromise or release of, or abstention from obtaining, perfecting or enforcing any security or other right or remedy whatsoever from or against, the Buyer Assignee or any other person;

22.3.3	any legal limitation, disability, incapacity or other circumstance relating to the Buyer Assignee or any other person; or

22.3.4	any irregularity, unenforceability or invalidity of any obligations of the Buyer Assignee under this Agreement, or the dissolution, amalgamation, reconstruction or insolvency of the Buyer Assignee.

22.4	This guarantee may be enforced by the Seller without the Seller first taking any proceedings against the Buyer Assignee.

22.5	The Buyer agrees that until the obligations of the Buyer Assignee under this Agreement have been fully and completely performed and all sums payable by the Buyer Assignee to the Seller under or pursuant to this Agreement have been paid, it shall not exercise any rights which it might have by reason of the performance of its obligations under this guarantee:

22.5.1	to be indemnified by the Buyer Assignee; and/or

22.5.2	to claim any contribution from any other guarantor of the Buyer Assignee’s obligations under this Agreement; and/or

22.5.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Seller under this Agreement or any other security taken by the Seller pursuant to, or in connection with, this Agreement.

23	Name changes

The Buyer shall procure that within two months following Completion the name of each Group Company and all insignia, signage, logos, vehicles and other indications bearing a reference to “Imagine” or “i” shall be changed so as not to include such word or any colourable imitation of such words.

24	Governing law, submission to jurisdiction and agent for service

24.1	This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

24.2	The parties irrevocably agree that the courts of England and Wales are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement. The parties hereby irrevocably submit to the jurisdiction of such courts and waive any objection on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum provided that this clause shall be without prejudice to the right to bring proceedings in any other jurisdiction for the purpose of enforcement or execution of any judgement or other settlement in any other courts.

24.3	Each party must at all times maintain an agent for service of process in England and Wales.

24.4	The Seller appoints Norose Notices Limited of 3 More London Riverside, London SE1 2AQ, United Kingdom (ref 149/LN18071) as its agent to accept service of any Process Document in England.

24.5	The Buyer appoints Sisec Limited of 21 Holborn Viaduct, London EC1A 2DY, United Kingdom as its agent to accept service of any Process Document in England.

24.6	Any Process Document will be sufficiently served on a party if delivered to the agent at its address for the time being.

24.7	Neither party may revoke the authority of its agent. If an agent ceases to be able to act as such or to have an address within the jurisdiction of the English courts, the Buyer or the Seller (as the case may be) must promptly appoint another agent (with an address for service within the jurisdiction of the English courts).

24.8	Each party must notify the other within 14 days of any change in the identity or address of its agent for service of process.

24.9	This clause 24 does not prevent a Process Document being served in another manner permitted by law.

25	Indemnity arising from “Connected Companies” clause

25.1	Within 5 Business Days after the Completion Date, the Buyer shall indemnify the Seller against any sum which, in the period between the Signing Date and the Completion Date, has, in accordance with clause 15 of the Membership Agreement of ICCL1, been applied from the Premiums Trust Fund of ICCL1 in meeting any loss or liability of any Member or in payment to Lloyd’s in respect of any obligation which any Member has failed to pay, save to the extent that such sum has already been replaced by the Buyer or any member of the Buyer’s Group.

25.2	Within 5 Business Days after Completion Date, the Seller shall indemnify the Buyer against any sum which, in the period between the Signing Date and the Completion Date, has, in accordance with clause 15 of the Membership Agreement of any Member, been applied from the Premiums Trust Fund of that Member in meeting any loss or liability of ICCL1 or in payment to Lloyd’s in respect of any obligation which ICCL1 has failed to pay, save to the extent that such sum has already been replaced by the Seller or any member of the Seller’s Group.

IN WITNESS of which this Agreement has been entered into on the date first above written.

Schedule 1

Information about the Group

Part A - The Company

Name of Company	Imagine Group (UK) Limited

Date and place of incorporation	28 April 2006, England and Wales

Registered number	5800142

Registered office	70 Gracechurch Street, London EC3V 0XL

Authorised share capital	£1 divided into one Ordinary Share of £1

Issued share capital	1 Ordinary Share

Directors	Iain James Bremner, Michael Patrick Daly, Gregory Ernest Alexander Morrison

Secretary	Donald Robert Buechel

Auditors	KPMG Audit Plc

Accounting reference date	31 December

Part B - The Subsidiaries

Name of Company	Imagine Syndicate Management Limited

Date and place of incorporation	20 January 1997, England and Wales

Registered number	3304600

Registered office	70 Gracechurch Street, London EC3V 0XL

Authorised share capital	£400,009 divided into 12,000,360 Ordinary A Shares of 1p each, 9,600,288 Ordinary B Shares of 1p each, 5,400,162 Ordinary C Shares of 1p each, 100,000 Deferred Shares of £1 each and 3,000,090 Ordinary E Shares of 1p each

Issued share capital	12,000,360 Ordinary A Shares, 9,600,288 Ordinary B Shares, 5,400,162 Ordinary C Shares, 100,000 Deferred Shares, 3,000,090 Ordinary E Shares

Shareholder(s)	No. and class of shares	Registered holder

	12,000,360 Ordinary A Shares	Imagine Group (UK) Limited

	9,600,288 Ordinary B Shares	Imagine Group (UK) Limited

	5,400,162 Ordinary C Shares	Imagine Group (UK) Limited

	100,000 Deferred Shares	Imagine Group (UK) Limited

	3,000,090 Ordinary E Shares	Imagine Group (UK) Limited

Directors	Iain James Bremner, Michael Patrick Daly, Lance John Gibbins, Gregory Ernest Alexander Morrison, Matthew Andrew Petzold, Clemens Von Bechtolsheim, Andrew Thomas West, Nigel Hugh Hamilton Smith

Joint Secretaries	Paul Michael Armfield and Sarah Caroline Pattni

Auditors	Mazars LLP

Accounting reference date	31 December

Name of Company	Imagine Underwriting Services Limited

Date and place of incorporation	16 November 1998, England and Wales

Registered number	3668339

Registered office	70 Gracechurch Street, London EC3V 0XL

Authorised share capital	£1,000 divided into 1,000 Ordinary Shares of £1 each

Issued share capital	1,000 Ordinary Shares

Shareholder(s)	No. and class of shares	Registered holder

	1,000 Ordinary Shares	Imagine Group (UK) Limited

Directors	Iain James Bremner, Michael Patrick Daly, Matthew Andrew Petzold

Joint Secretaries	Paul Michael Armfield and Sarah Caroline Pattni

Auditors	KPMG Audit Plc

Accounting reference date	31 December

Name of Company	Imagine Corporate Capital 2 Limited

Date and place of incorporation	28 January 1999, England and Wales

Registered number	3703210

Registered office	C/O Imagine, 70 Gracechurch Street, London EC3V 0XL

Authorised share capital	£500,000 divided into 100,000 A Voting Shares of 1p each and 499,000 B Non-Voting Shares of £1 each

Issued share capital	100,000 Ordinary A Shares and 50,000 Ordinary B Shares

Shareholder(s)	No. and class of shares	Registered holder

	100,000 Ordinary A Shares	Imagine Group (UK) Limited

	50,000 Ordinary B Shares	Imagine Group (UK) Limited

Directors	Michael Patrick Daly, Lance John Gibbins, Gregory Ernest Alexander Morrison

Secretary	Paul Michael Armfield

Auditors	KPMG Audit Plc

Accounting reference date	31 December

Name of Company	Imagine Corporate Capital 3 Limited

Date and place of incorporation	16 August 2002, England and Wales

Registered number	4513846

Registered office	C/O Imagine, 70 Gracechurch Street, London EC3V 0XL

Authorised share capital	£1,000 divided into 1,000 Ordinary Shares of £1 each

Issued share capital	2 Ordinary Shares

Shareholder(s)	No. and class of shares	Registered holder

	2 Ordinary Shares	Imagine Group (UK) Limited

Directors	Michael Patrick Daly, Lance John Gibbins, Gregory Ernest Alexander Morrison

Secretary	Paul Michael Armfield

Auditors	KPMG Audit Plc

Accounting reference date	31 December

Name of Company	Imagine Corporate Capital 4 Limited

Date and place of incorporation	22 November 2002, England and Wales

Registered number	4598913

Registered office	C/O Imagine, 70 Gracechurch Street, London EC3V 0XL

Authorised share capital	£500,000 divided into 100,000 A Shares of 1p each and 499,000 B Shares of £1 each

Issued share capital	100,000 Ordinary A Shares and 50,000 Ordinary B Shares

Shareholder(s)	No. and class of shares	Registered holder

	100,000 Ordinary A Shares	Imagine Group (UK) Limited

	50,000 Ordinary B Shares	Imagine Group (UK) Limited

Directors	Michael Patrick Daly, Lance John Gibbins, Gregory Ernest Alexander Morrison

Secretary	Paul Michael Armfield

Auditors	KPMG Audit Plc

Accounting reference date	31 December

Name of Company	Imagine Corporate Capital 5 Limited

Date and place of incorporation	10 September 2004, England and Wales

Registered number	5227741

Registered office	C/O Imagine, 70 Gracechurch Street, London EC3V 0XL

Authorised share capital	£50,000 divided into 10,000 A Shares of 1p each and 49,900 B Shares of £1 each

Issued share capital	100 Ordinary A Shares, 9,900 A Ordinary Shares and 49,900 B Ordinary Shares

Shareholder(s)	No. and class of shares	Registered holder

	100 Ordinary A Shares	Imagine Group (UK) Limited

	9,900 A Ordinary Shares	Imagine Group (UK) Limited

	49,900 B Ordinary Shares	Imagine Group (UK) Limited

Directors	Michael Patrick Daly, Lance John Gibbins, Gregory Ernest Alexander Morrison

Secretary	Paul Michael Armfield

Auditors	KPMG Audit Plc

Accounting reference date	31 December

Name of Company	Imagine Corporate Capital 6 Limited

Date and place of incorporation	23 July 2001, England and Wales

Registered number	4257467

Registered office	C/O Imagine, 70 Gracechurch Street, London EC3V 0XL

Authorised share capital	£100 divided into 100 Ordinary Shares of £1 each

Issued share capital	1 Ordinary Share

Shareholder(s)	No. and class of shares	Registered holder

	1 Ordinary Share	Imagine Group (UK) Limited

Directors	Michael Patrick Daly, Lance John Gibbins, Gregory Ernest Alexander Morrison

Secretary	Paul Michael Armfield

Auditors	KPMG Audit Plc

Accounting reference date	31 December

Name of Company	Imagine Underwriting ApS

Date and place of incorporation	4 August 1998, Denmark

Registered number	CVR21265594

Registered office	Kongevejen 100B, P.O. Box 154, DK-2840 Holte, Denmark

Authorised share capital	Danish Kroner 1,000,000 Ordinary Shares

Issued share capital	Danish Kroner 1,000,000 Ordinary Shares

Shareholder(s)	No. and class of shares	Registered holder

	1,000,000 Ordinary Shares	Imagine Finance Sarl

Members of the Board of Directors	Matthew Andrew Petzold, Michael Patrick Daly

Members of the Executive Management	Per Evers Hansen, Claus Georg Johansson

Secretary	Jan Bjerrum Bach, Jusmedico Advokatanpartsselskab, “Næsseslottet”, Dronninggårds Allé 136, DK-2840 Holte, Denmark

Auditors	KPMG statsautoriseret revisionspartner-selskab, CVR. No. 3070 0228, Borups Allé 177, Postboks 250, DK-2000 Frederiksberg, Denmark

Accounting reference date	31 December

Name of Company	DANRE 1400 Singapore Pte Ltd

Date and place of incorporation	28 July 2000, Singapore

Registered number	200006640N

Registered office	1 George Street, #16-03, One George Street, 049145 Singapore

Authorised share capital	Singapore Dollars 2,000,000 Ordinary Shares

Issued share capital	Singapore Dollars 2,000,000 Ordinary Shares

Shareholder(s)	No. and class of shares	Registered holder

	2,000,000 Ordinary Shares	Imagine Underwriting ApS

Directors	Michael Patrick Daly, Simon Neale Birch

Secretary	Jennifer Lee Siew Jee

Auditors	KPMG, 16 Raffles Quay, #22-00, Hong Leong Building, Singapore

Accounting reference date	31 December

Schedule 2

Part A - The Seller’s Warranties

1	The Sale Share

1.1	The Company is duly incorporated and validly existing under the laws of England.

1.2	The Sale Share is fully paid and constitutes the entire issued and allotted share capital of the Company.

1.3	The Seller is the sole legal and beneficial owner of the Sale Share and has the right to transfer the full legal and beneficial interest in the Sale Share to the Buyer without the consent of a third party.

1.4	The Sale Share is not affected by any Encumbrance and there are no arrangements or obligations that could result in the creation of an Encumbrance affecting the Sale Share or any future shares in the capital of the Company.

2	Constitution and structure of the Group

2.1	The information set out in Schedule 1 is true and accurate.

2.2	The Subsidiaries are the only subsidiaries of the Company (or another Group Company).

2.3	(a) No person has:

(i)	the right (actual or contingent) to require the allotment, issue, transfer, conversion or redemption of any share or loan capital of the Company or of any other securities giving rise to a right over the share capital of the Company; or

(ii)	any other right relating to any of the shares in the capital of the Company, or relating to any of the rights attaching to those shares.

(b)	There is no arrangement or obligation to create any right of the kind mentioned in paragraph 2.3(a).

2.4	Other than any of the Subsidiaries, no Group Company has or has agreed to acquire an interest in any body corporate, partnership, joint venture or unincorporated association or, other than in the ordinary course of business, is party to any profit or loss sharing arrangement and no Group Company has or has agreed to establish any branch or place of business outside its country of incorporation.

2.5	The copies of the Memorandum and Articles of Association of each Group Company which are disclosed in the Data Room are up to date, complete and accurate in all material respects.

2.6	Each Subsidiary is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation.

2.7	Each of the allotted and issued shares in the capital of each Subsidiary has been properly allotted and issued and is fully paid or is credited as fully paid and is solely legally and beneficially owned by the Company or by another Subsidiary.

2.8	None of the allotted and issued shares in the capital of a Subsidiary is affected by an Encumbrance and there is no arrangement or obligation that could result in the creation of an Encumbrance affecting any of the allotted and issued shares in the capital of a Subsidiary or any future shares in the capital of a Subsidiary.

2.9

(a)	No person has or, so far as the Seller is aware, claims to have:

(i)	the right (actual or contingent) to require the allotment, issue, transfer, conversion or redemption of any share or loan capital of a Subsidiary or of any other securities giving rise to a right over the share capital of a Subsidiary; or

(ii)	any other right relating to any of the shares in the capital of a Subsidiary, or relating to any of the rights attaching to those shares.

(b)	There is no arrangement or obligation to create any right of the kind mentioned in paragraph 2.9(a).

2.10	Except for the shares in the Subsidiaries or for shares or securities held as investments, no Group Company is the legal or beneficial owner of any shares or securities issued by any person (whether incorporated in the United Kingdom or not) nor is any Group Company obliged to acquire any shares or other securities in any person.

2.11	Save as disclosed in the Disclosure Letter, the Group does not receive any support services from any member of the Seller’s Group in relation to IT, IT support, payroll and other services.

3	Powers and obligations of the Seller

3.1	The Seller has the right, power and authority to execute and deliver, and to exercise its rights and perform fully its obligations under, this Agreement.

3.2	This Agreement constitutes, and the other documents to be executed by the Seller which are to be delivered at Completion in accordance with clause 7 will, when executed, constitute legal, valid and binding obligations of the Seller.

3.3	The execution and delivery of, and the performance of obligations under and compliance with the provisions of, this Agreement by the Seller will not result in:

3.3.1	a violation of any provision of the Memorandum or Articles of Association of the Seller; or

3.3.2	a breach of or a default under any instrument to which the Seller is a party; or

3.3.3	a violation or breach of any applicable laws or regulations or of any order, decree or judgment of any court, governmental agency or regulatory authority applicable to the Seller or any of its assets.

3.4	Except as contemplated by clause 2 of this Agreement, no consent, authorisation, licence or approval of or notice to any governmental, administrative, judicial or regulatory body, authority or organisation is required to authorise the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or the performance by the Seller of its obligations under this Agreement.

4	Regulatory and compliance with legal requirements

4.1	Each Group Company has all material statutory and other licences, permissions, consents, permits, approvals and authorisations (together “Permits”) necessary for the carrying on of its business and operations in the places and in the manner in which such business is now carried on. Such licences, permissions, consents, permits, approvals and authorisations are in full force and effect.

4.2	There are no circumstances of which the Seller is aware which indicate that any Permit may be revoked, rescinded, suspended, varied, limited, subjected to the imposition of conditions or further conditions, avoided or repudiated or not renewed.

4.3	The records and registers of the Group Companies are true, complete and accurate in all material respects and sufficient for the business of the Group Companies as carried on at Signing, are in the Group Companies’ possession or under their control and have been properly completed in all material respects in accordance with all legal and regulatory requirements and applicable standards, principles and practices.

4.4	Each Group Company has conducted its business in all material respects, in compliance with all applicable laws and regulations (in the United Kingdom, Ireland, Denmark, Japan, Singapore and elsewhere and including all relevant Lloyd’s byelaws and regulations).

4.5	No material regulatory issues have arisen in respect of the Group with the FSA, Lloyd’s or any other relevant regulator in the last three years.

4.6	Imagine Syndicate Management Limited does not carry on and has not carried on at any time any business other than that of acting as a managing agent of Lloyd’s Syndicates.

4.7	All documents relating to a Group Company’s participation at Lloyd’s are in Lloyd’s standard form and have not been amended in any way, including (without prejudice to the generality of the foregoing) the standard managing agent’s agreement.

4.8	The Group has complied in all material respects with the franchise standards (including principles and minimum standards, guidance and advice) issued by Lloyd’s during the last three years.

4.9	No Group Company has participated on any open year of account of a Lloyd’s Syndicate other than the Syndicates.

4.10	Each Group Company has paid or procured the payment of all cash calls as they have fallen due.

4.11	No Group Company has agreed to sell, transfer or “drop” any of its rights to participate in a capacity offer to acquire rights to participate on a Lloyd’s Syndicate.

4.12	The Data Room contains complete up to date and accurate copies of all deeds, agreements and arrangements in relation to and governing the provision of the Group Companies’ current Funds at Lloyd’s.

4.13	So far as the Seller is aware, as at the date hereof, all funds held on behalf of the Syndicates and the Discontinued Syndicate are held in accordance with the terms of the relevant premiums trust deed or other deposit arrangement as required by Lloyd’s Regulations.

4.14	So far as the Seller is aware, each Group Company required to do so has complied in all material respects with all relevant regulations, directions, notices and requirements in relation to the maintenance of Funds at Lloyd’s in accordance with Lloyd’s Regulations and any directions or requirements imposed upon the Group Company by Lloyd’s.

4.15	Copies of the 2008 business plans for the Syndicates are contained in the Data Room. The business plans have, so far as the Seller is aware, been compiled, published and filed with Lloyd’s in all material respects in accordance with all applicable Lloyd’s regulations.

5	Accounts

5.1	The Accounts:

5.1.1	have been properly prepared in accordance with CA 1985 and, so far as is appropriate, CA 2006 and all Accounting Standards in force as at the Accounts Date as applicable to a company incorporated in the United Kingdom or its country of incorporation (as the case may be); and

5.1.2	give a true and fair view of the financial position and state of affairs of each Group Company (and of the Group where they are consolidated accounts) as at the Accounts Date and its profit or loss for the financial year ended on that date.

5.2	The accounting records of each Group Company are in its possession and are up-to-date and have been properly written up on a consistent basis and contain the information required by CA 1985 and, so far as appropriate, CA 2006 to be entered in them.

5.3	The bases and policies adopted for the purpose of preparing the Accounts were the same as those adopted in preparing the corresponding audited financial statements for the preceding two financial years.

5.4	The Accounts:

(a)	contain appropriate provisions for all liabilities and a note in respect of all contingent liabilities; and

(b)	contain proper provisions for bad or doubtful debts, depreciation, amortisation and impairment of assets.

5.5	So far as the Seller is aware no external study of any Group Company’s reserves has been prepared during the three year period immediately preceding the date of this Agreement.

5.6	The Management Accounts:

(a)	were prepared with proper care and attention and present a reasonable view of;

(i)	the financial position of the relevant Group Company as at the date to which they were drawn up; and

(ii)	the profit or loss of the relevant Group Company for the periods to which they in relate;

(b)	were prepared on a basis consistent with each other and in all material respects in compliance with principles and practices generally accepted in relation to insurance companies carrying on business in the United Kingdom.

In interpreting the statements in this paragraph 5.6, regard must be had to the purpose for which the Management Accounts were prepared and the fact that they were not prepared as statutory accounts.

6	Events since the Accounts Date

6.1	Since the Accounts Date, no Group Company has:

6.1.1	resolved to change its name or to alter its memorandum or articles of association or passed any other resolution;

6.1.2	allotted or issued or agreed to allot or issue any shares or any securities or granted or agreed to grant any right which confers on the holder any right to acquire any shares or other securities;

6.1.3	declared, paid or made any dividend or other distribution;

6.1.4	repaid, redeemed or purchased any of its share capital or loan capital or agreed to do so;

6.1.5	reduced its share capital;

6.1.6	resolved to be voluntarily wound up;

6.1.7	passed any resolution or obtained any consent from any of its members;

6.1.8	otherwise than in the ordinary course of business made, or agreed to make, any change (including any change by the incorporation, acquisition or disposal of a subsidiary or a business or assets in any case for a consideration representing open market value) in the nature or extent of its business;

6.1.9	created, or agreed to create, any Encumbrance over its business, undertaking or over any of its assets;

6.1.10	appointed new auditors;

6.1.11	made any change in its accounting reference period;

6.1.12	made any change in its accounting policies or practices that were not required by any Relevant Authority or pursuant to any changes to Accounting Standards;

6.1.13	made any capital expenditure or entered into, or agreed to enter into, any commitments involving capital expenditure exceeding £100,000 in the aggregate;

6.1.14	borrowed or lent, or agreed to borrow or lend, any money;

6.1.15	issued, or agreed to issue, any loan capital;

6.1.16	become liable to repay (wholly or partly) any loan, loan capital or preference capital, other than as a result of this Transaction.

6.2	Since the Accounts Date, each Group Company has:

6.2.1	operated its business so as to maintain it as a going concern without any material interruption or alteration in the nature, scope or manner of its business.

6.2.2	not acquired or disposed of, or agreed to acquire or dispose of, an asset for an amount which is lower than book value or lower than open market arm’s length value;

6.2.3	not assumed or incurred, or agreed to assume or incur, a material liability or obligation (including a contingent liability) outside the ordinary course of business;

6.3	Since the Accounts Date, there has been no change in the terms of employment of any employee of a Group Company or the pension fund commitments of the Group nor has any Group Company entered into any obligation to employees, in all cases which could increase staff costs by more than £100,000 per year.

6.4	Since the Accounts Date, no event has occurred or circumstance has arisen such that the method or basis of valuation of any of the assets or liabilities shown on the Lloyd’s Return for the year ended 31 December 2007 would be required to be materially changed from the method or basis adopted for the purposes of such Lloyd’s Return, save for any changes which would generally affect Lloyd’s managing agencies carrying on business in the United Kingdom.

7	Indebtedness and guarantees

7.1	Complete and accurate details of all loan capital, overdrafts, loans or other financial facilities or other indebtedness in the nature of borrowings that:

(a)	is outstanding or available to a Group Company; or

(b)	a Group Company agreed to obtain or create,

are disclosed in the Data Room and copies of all material documents relating to those matters are contained in the Data Room.

7.2	No Group Company’s borrowings exceed any limit under its facilities or any other limitation on its borrowing powers.

7.3	No Group Company has received a demand or notice (formal or informal) requiring repayment by it of any outstanding loan or indebtedness which is repayable on demand.

7.4	Except as a result of this Transaction, in the past two years:

(a)	no Group Company has become obliged to repay a loan or indebtedness in advance of its stated maturity date;

(b)	there has not occurred an event of default under the terms of a financial facility which:

(i)	enables a person to require a Group Company to repay a loan or indebtedness early; or

(ii)	gives rise to an alteration in the terms and conditions of a loan to, or indebtedness of, a Group Company.

7.5	No Group Company has provided a loan or other financial facility to a third party which remains outstanding as at the Signing Date. No Group Company is obliged to provide a loan or financial facility of that kind in the future.

7.6	So far as the Seller is aware, there is no agreement or obligation to provide and there is not outstanding any Guarantee given by any member of the Group for the benefit of any third party.

7.7	No Group Company is the borrower pursuant to any contingent loan agreement or arrangement which supports, or is available to support, that company’s obligation to maintain Funds at Lloyd’s.

7.8	No member of the Seller’s Group or Group Company has given any commitment, whether pursuant to a legally binding agreement or otherwise, to provide financial support to maintain any Group Company’s funds at Lloyd’s or to meet its financial obligations.

7.9	No loan capital, overdraft, loan or other financial facility or other indebtedness in the nature of borrowings that is outstanding or available to a Group Company is dependant on a guarantee or security provided by another person.

7.10	(a) In the past two years no Group Company has created or agreed to create an Encumbrance over any of its assets.

(b)	In the past two years no Group Company has received a demand or notice from a third party, indicating an intention to exercise or enforce a right that it may have with respect to an Encumbrance over any of that Group Company’s assets.

7.11	No guarantees have been given in respect of a Group Company’s obligations.

8	Contracts

8.1	The Seller has made available to the Buyer in the Data Room copies of all Material Contracts other than those Material Contracts relating to customers and suppliers where a sample has been provided.

8.2	There are no outstanding agreements or arrangements:

8.2.1	under which any Group Company is under an obligation to acquire or dispose of all or a substantial part of its assets or business;

8.2.2	which have been entered into by a Group Company other than in the normal and usual operation of its business.

8.3	So far as the Seller is aware, no Group Company has received notification within the last 12 months of the termination of (otherwise than through expiry in accordance with the terms of the relevant contract) or any claim for breach of contract in respect of any Material Contracts in circumstances when any such breach would have a material adverse effect on the Group.

8.4	There are no agreements or arrangements between any Group Company and any Affiliate for the supply of any goods or services or the use by one company of the property, rights or assets of the other.

8.5	No bid or tender given or made by any Group Company on or before the date of this Agreement and still outstanding is capable of giving rise to an agreement or arrangement merely by a unilateral act of another person.

8.6	No Group Company is in material default under an agreement to which it is party, and (so far as the Seller is aware) no fact or circumstance exists which is likely to give rise to a material default by a Group Company.

8.7	So far as the Seller is aware no other party to an agreement with a Group Company is in material default of its obligations under that agreement and (so far as the Seller is aware) no fact or circumstance exists which is likely to give rise to a material default on the part of that other party.

8.8	So far as the Seller is aware no fact or circumstance exists which could invalidate, or which could give rise to a right for a person to terminate (other than by way of notice without cause), repudiate or avoid an agreement or arrangement to which a Group Company is party.

8.9	The Disclosure Letter contains a list of all reinsurance treaties or agreements in effect to which a Group Company is a party (including any such treaty or agreement where the period of insurance has expired, but under which the Group Company is still entitled to bring a claim); and:

8.9.1	such treaties and agreements are valid, subsisting and so far as the Seller is aware, enforceable;

8.9.2	so far as the Seller is aware there are no grounds on which any of them are void or capable of being avoided by the reinsurers;

8.9.3	Neither the Group Company nor so far as the Seller is aware the reinsurer is in default in any material respect as to any provision of any such treaty or agreement; and

8.9.4	the Group Company has not received written notice of any material breach or default in respect of any such treaty or agreement, nor claimed material breach or default.

8.10	No Group Company is party to any financial reassurance or deposit back arrangements.

8.11	The Disclosure Letter contains copies of the current terms which apply between each Group Company and its brokers, intermediaries, agents and representatives (the “Agency Agreements”).

8.12	So far as the Seller is aware there are no grounds on which any of the Agency Agreements are void or capable of being avoided by the relevant broker, intermediary, agent or representative.

8.13	Neither a Group Company nor, so far as the Seller is aware, the relevant broker, intermediary, agent or representative is in breach of the terms of any Agency Agreement and no Group Company has received any notice alleging any such breach on its part.

8.14	Save in the ordinary course of business, no Group Company is involved in any dispute with any broker, intermediary, agent or representative under the terms of any Agency Agreements or otherwise.

8.15	No Group Company has an outstanding commitment to make available any loan to any broker, intermediary, agent or representative and no facility under which any such loan may be made, and no Group Company is liable to repay any amount held as a security or deposit for or in respect of any broker, intermediary, agent or representative.

8.16	Other than pursuant to the forms of attorney prescribed by Lloyd’s in respect of the business underwritten by the Group Companies at Lloyd’s pursuant to its participation on the Syndicates and the Discontinued Syndicate, no Group Company has given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment on its behalf.

9	The Properties and other interests in land

9.1	The Properties are all the properties controlled, used or occupied by a Group Company or in which any Group Company has any interest and the information in respect of the Properties set out in Schedule 3 is complete and accurate. The current use of each Property is set out in Schedule 3.

9.2	With respect to the leases (which expression includes underleases) under which the Properties are held:

9.2.1	Each relevant Group Company and the tenant of the Property located in Japan who is an employee of a Group Company has paid all rent or licence fees and all other outgoings which have become due in respect of any of its Properties;

9.2.2	So far as the Seller is aware in relation to the English Properties, all licences, consents and approvals required from the landlord and any superior landlord have been obtained;

9.2.3	There are no rent reviews which are either currently in progress or could have been initiated in accordance with the terms of the leases of the English Properties save as disclosed;

9.2.4	In respect of the English Properties, the Group Company has not served any notices in relation to the Properties under section 26 Landlord and Tenant Act 1954 nor has it received any notice under section 25 of that Act in relation to the Properties;

9.3	So far as the Seller is aware, the relevant Group Company has performed and observed all other material obligations under all covenants and conditions affecting any of its English Properties.

9.4	None of the Seller, each Group Company or the tenant of the Property located in Japan who is an employee of a Group Company have received written notice of nor are they aware of any material dispute, claims, demands, actions, notices, complaints relating to any of the Properties.

9.5	So far as the Seller is aware (having made all relevant enquiries) the relevant Group Company has no existing or contingent liabilities in respect of any properties previously occupied by it or in which it owned or held any interest or in connection with which it acted as surety, including (without limitation) and whether in the capacity of principal or surety, any liabilities as original tenant, liabilities arising from any obligations as transferee or assignee or those contained in any licence supplemental to any lease in respect of leasehold premises assigned or otherwise disposed of.

9.6	The Company has not entered into any agreement to acquire or dispose of any land or premises or any interest therein which has not been completed.

10	Employees

10.1	The Data Room contains or refers to all material facts and matters relating to the employment of all employees of each Group Company, including:

10.1.1	the total number of employees, job title, date of birth, remuneration payable (including bonus and commission arrangements), notice period, and other principal benefits provided;

10.1.2	total number of employees who have been continuously absent for one month or more including those on maternity leave, long-term sick leave and those who have a contractual or statutory right to return to work.

10.2	The Seller has disclosed to the Buyer copies of the service contracts of the executive directors of the Company and each Group Company, copies of the contracts of all employees earning in excess of £100,000 basic salary and examples of term sheets or contracts of employment between each Group Company and its employees.

10.3	The Seller has in relation to each Group Company:

10.3.1	complied in all material respects with the conditions of service of the employees including its obligations to pay on the due date all salaries, wages, commissions, bonuses, overtime pay, holiday pay, sick pay, accrued entitlement under incentive schemes, PAYE and national insurance contributions and other benefits of or connected with employment up to the date of this Agreement;

10.3.2	maintained adequate records regarding the service of each of its employees including (without limitation) details of terms of employment, payments of statutory sick pay and statutory maternity pay, PAYE and National Insurance deductions, disciplinary and health and safety matters, and records of absence.

10.4	No employee who is a director, managing director or officer earning in excess of £100,000 basic salary per annum has, since the Accounts Date, given notice terminating their contract of employment or is under notice of dismissal.

10.5	All employees who work wholly or mainly in relation to a Group Company are either employed directly by that Group Company or by another Group Company included in the present sale and in respect of which the Buyer will become beneficial owner of 100% of its shares as a result of this transaction and no external or shared employees will transfer to a Group Company from any third party as a result of the application of the Transfer Regulations.

10.6	No Group Company is involved in any material dispute or negotiation with any of its employees and no Group Company is aware of any circumstances which may give rise to such a dispute.

10.7	Within the period of one year before the date of this Agreement no Group Company has given notice of any redundancies to the Secretary of State for Business, Enterprise and Regulatory Reform or started consultations with any independent trade union or unions or other employee representatives under Part IV Chapter II Trade Union and Labour Relations (Consolidation) Act 1992.

10.8	Save as disclosed in the Data Room, no Group Company operates a profit-related pay scheme.

10.9	No Group Company operates a share option scheme or any other scheme entitling employees to shares or to purchase shares in a Group Company nor is any Group Company proposing to introduce such a scheme.

10.10	All employment contracts between all Group Companies and their directors or employees are terminable without compensation (except statutory redundancy or statutory compensation for unfair dismissal) by either party giving no more than six months’ notice.

10.11	No Group Company has received or given notice of resignation from or to:

10.11.1	any material number of officers or employees; or

10.11.2	any officers or employees earning in excess of £100,000 basic salary and no officer or employee will be entitled, pursuant to a specific contractual right, to give notice as a result of the provisions of this Agreement, or has indicated an intention to terminate his employment.

10.12	No Group Company owes any amount to any employee or former employee except remuneration payments accrued in the normal way or reimbursement of business expenses and no Group Company is liable to make any payment to any former employee by way of damages or compensation for loss of office or employment or redundancy or unfair dismissal.

10.13	So far as the Seller is aware, there are no current or outstanding actions being taken by an employee or Group Company in respect of disciplinary or grievance matters.

10.14	During the period of twelve months ending with the date of this Agreement, no Group Company has been a party to a relevant transfer (as defined in the Transfer Regulations) or failed to comply with a duty to inform and consult a trade union under the Transfer Regulations.

10.15	So far as the Seller is aware, no employee is entitled to any bonus or other material lump sum payment nor any materially enhanced benefits or payments due in respect of termination solely as a result of this Agreement

10.16	No Group Company has introduced a detrimental variation to the terms and conditions of any employees in the previous three years in respect of which the sole or principal reason for the variation was a transfer in accordance with the Transfer Regulations or a reason connected with such a transfer which is not an economic, technical, or organisational reason entailing changes in the workforce.

11	Pensions

11.1	Save for the Pension Schemes the Company is not and has not been a party to or contributing to any retirement benefits pension or life assurance scheme or personal pension scheme or stakeholder arrangement or any other payment (or promise of payment) after retirement (including retirement on grounds of ill-health or disability) or death.

11.2	No undertaking or assurance has been given to any person who is now, or has been, employed in the Group, or spouse or dependent of such person, as to the introduction or continuation or improvement of any benefits of the type referred to in this paragraph 11.

11.3	Insofar as material for the purposes of this Agreement, particulars of the Pension Schemes have been disclosed to the Buyer. In particular, the maximum extent of any Group Company’s obligation to make employer contributions to the Pension Schemes is at the rate of 10% of each relevant member’s salary (including bonuses in respect of ( ), , , and ).

11.4	All employer and employee contributions and premiums due as at the date of this Agreement to the Pension Schemes have been deducted and paid to the insurance company or the Pension Scheme, within the prescribed period.

11.5	The Pension Schemes are registered within the meaning of the Finance Act 2004.

12	Insurance

12.1	Full particulars of all insurance policies maintained by each Group Company and currently in force (“Policies”) have been made available to the Buyer.

12.2	(a) Each Policy is in full force and effect.

(b)	So far as the Seller is aware, no Group Company has done or omitted to do anything (including by way of misrepresentation or non-disclosure) which:

(i)	renders a Policy void, voidable or unenforceable; or

(ii)	entitles an insurer to decline to pay (wholly or partly) a claim made under a Policy.

(c)	No insurer has ever cancelled or refused to accept or renew any insurance in respect of a Group Company, its business or its assets

12.3

(a)	All premiums in connection with a Policy have been paid when due.

(b)	Since the Accounts Date, no insurer has notified a Group Company that it intends to increase a premium for a Policy.

12.4

(a)	Details of any claim made under a Policy during the 2 year period ending on the Signing Date are set out in the Data Room.

(b)	Each claim made under a Policy during the 2 year period ending on the Signing Date has been settled in full by the relevant insurer.

(c)	No claim made under a Policy is outstanding.

13	Intellectual Property Rights, Information Technology and Data Protection

13.1	In this paragraph, unless the context requires otherwise:

“Information Technology” means information technology infrastructure and the manuals and documents relating to it; and

“Intellectual Property Rights” means all or any copyrights, patents, trade marks, trade names, service marks, design rights, database rights and all other registered or unregistered intellectual property and any applications for any of the same;

“IT Services” means computer-related services and telecommunications-related services, including each arrangement for the provision of data processing;

“IT Systems” means the computer systems, computer software and hardware, telecommunications systems, network infrastructure and related equipment used in the Group Companies’ business.

13.2	No Group Company has infringed the intellectual property rights of any other person nor has any third party infringed any intellectual property rights owned by a Group Company where, in either case, such infringement would have a material adverse effect on the Group.

13.3	The Data Room sets out details of all material Information Technology:

13.3.1	owned by the Company or by any Group Company; or

13.3.2	licensed by or to the Company or any Group Company.

13.4	No Group Company owns any registered Intellectual Property Rights.

13.5	The IT Systems do not include any material software developed specifically for use in the business of any Group Company.

13.6	Except as set out in the Data Room, one or more Group Companies is the only legal and beneficial owner of or has a valid lease in respect of all material computer hardware used in the business of the Company.

13.7	So far as the Seller is aware, in the case of all material computer hardware used in the business of the Group Companies, there are no material rights of any third party (including the lessor of such hardware) which have accrued at Completion and which entitle that third party to disrupt the quiet enjoyment in possession of the material hardware by the Group Companies at Completion or at any time thereafter during the term of the lease and the lessee of that hardware has complied with all its obligations under the relevant lease.

13.8	Details of the material IT Services currently provided to the Group companies and the supplier of those services are disclosed in the Data Room. No Material Contract in respect of IT Services provided to the Group Companies will terminate as a result of the separation of the Group from the Seller’s Group.

13.9	The IT Systems are of sufficient capacity to carry out (in conjunction with the IT Services currently provided to the Group Companies) the current information and communication technology requirements of the Group Companies’ business.

13.10	All material components of the material IT Systems are adequately documented (and these documents form part of the assets of the Group Companies) and are covered by the maintenance agreements as set out in the Data Room and by appropriate disaster recovery arrangements.

13.11	Except as set out in the Data Room, all material third party software currently used in the Group Companies’ business is licensed to a Group Company under a written licence. No Material Contract in respect of third party software used in the Group Companies’ business will terminate as a result of the separation of the Group from the Seller’s Group.

13.12	In the 12 months ending on the date of execution of this agreement there has been no material or persistent failure by a Group Company or, so far as the Seller is aware, any other person to meet or comply with the service levels relating to:

13.12.1	any material IT Services provided to the Group Companies; or

13.12.2	any material IT Services provided by a Group Company to any person.

13.13	Reasonable precautions have been taken to preserve the security and integrity of the IT Systems and so far as the Seller is aware during the three years ending on the date of execution of this agreement, there has not been any material unauthorised modification of any software or data in the IT Systems or any fraud committed by use or abuse of the IT Systems. So far as the Seller is aware, the IT Systems contain no viruses or any code calculated to adversely affect any software or data.

13.14	The Data Room sets out details of all data protection registrations, (or notifications, as appropriate) made by any Group Company and no Group Company has received any complaints, enforcement notice or deregistration notice from any person (including any relevant regulator) regarding the storage or use of any data where any of the same would have a Material adverse effect on the Group.

13.15	The business of the Group Companies has been conducted in compliance in all material respects with all relevant requirements of the Data Protection Legislation.

14	Litigation and regulatory matters

14.1	Other than in connection with the normal course of its insurance business no Group Company is engaged in any capacity in any litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or governmental body, department, board or agency or other dispute resolution proceedings and no such litigation, arbitration, prosecution or other proceedings are pending.

14.2	So far as the Seller is aware, no person for whose actions or omissions a Group Company may be vicariously liable is involved in any court, tribunal or arbitration proceedings and so far as the Seller is aware no proceedings of that kind are pending or threatened.

14.3	So far as the Seller is aware, no fact or circumstance exists which is likely to give rise to the commencement of any court, tribunal or arbitration proceedings involving a Group Company or any person for whose actions and omissions a Group Company may be vicariously liable (including criminal proceedings).

(a)	No:

(i)	Group Company;

(ii)	agreement or arrangement to which a Group Company is party; or

(iii)	practice with which a Group Company is involved,

is the subject of any ongoing administrative proceedings, investigation or enquiry by a governmental, administrative or regulatory body targeting and so far as the Seller is aware none are pending or threatened.

(b)	So far as the Seller is aware, no fact or circumstance exists which is likely to give rise to any administrative proceedings, investigation or enquiry of the kind referred to in paragraph 14.4(a).

14.5	There is not outstanding any order or judgement of a court, tribunal or a governmental or regulatory body (of the United Kingdom or elsewhere) relating to a Group Company or any of its assets.

14.6	No Group Company has given an undertaking to a court or another third party arising out of or in connection with legal proceedings and no fact or circumstance exists which is likely to give rise to an undertaking of that kind being given.

14.7	All recommendations or directions made by any relevant regulator, whether in a report or correspondence, have been complied with or implemented or are in the process of being implemented by Group Companies.

14.8	No orders have been made and no powers have been exercised against a Group Company within the last three years under the FSMA.

14.9	No Group Company has, within the last two years, been the subject of any client complaints or disputes against it or any of its representatives or agents which are material, either individually or when aggregated with other disputes arising from the same or substantially similar acts or circumstances to the business of the Group Company as a whole and the Seller is not aware of any circumstances which are likely to give rise to any such complaints or disputes which are likely to be material to the Group Company.

15	Insolvency

15.1	No order has been made and no resolution has been passed for the winding-up of any Group Company or for a liquidator to be appointed in respect of any Group Company and, so far as the Seller is aware, no petition has been presented and no meeting has been convened for the purpose of winding-up any Group Company.

15.2	No administration order has been made, and, so far as the Seller is aware, no petition for such an order has been presented in respect of any Group Company.

15.3	No receiver (which expression shall include an administrative receiver) has been appointed in respect of any Group Company or in respect of all or any part of its assets.

15.4	No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of any Group Company.

15.5	So far as the Seller is aware, no person has taken any step or has started or threatened legal proceedings in relation to any of the matters referred to in paragraphs 15.1 to 15.4.

16	Taxation

16.1	The Accounts make full provision or reserve within generally accepted accounting principles in respect of any period ended on or before the Accounts Date for all Taxation assessed or liable to be assessed on the Group Companies or for which the Group Companies are accountable at the Accounts Date and proper provision has been made and shown in the Accounts of the Group Companies for deferred taxation in accordance with generally accepted accounting principles.

16.2	All returns, computations, notices, statements, reports or information which ought to have been made by or in respect of any Group Company for any Taxation purpose have been submitted to the relevant Taxation Authority; all such returns, computations, notices, accounts, statements, reports and information supplied to any Taxation Authority were, when made or supplied, up-to-date and correct; none of such returns, computations, notices, accounts statements, reports or information is being disputed in any material respect by the Taxation Authority concerned, and there is no fact of which the Seller is aware which might give rise to any such dispute.

16.3	All Taxation for which each of the Group Companies is liable, the due date for payment of which is (in the absence of any application to postpone) on or before Completion has been or will be paid on or before Completion. Without limitation, each Group Company has made all deductions, withholdings and retentions of or on account of Taxation as it was or is obliged or entitled to make, and has accounted to the relevant Taxation Authority for any such deductions and retentions for which it was obliged to account. The Group Companies are in possession and control of all material records and documentation that they are obliged to hold, preserve and retain for the purposes of any Taxation and of sufficient information to enable them to compute correctly their liability to Taxation insofar as it relates to any event occurring on or before Completion.

16.4	No Taxation Authority has in the last six years carried out, or (so far as the Seller is aware) is at present conducting, any review, audit or investigation into any aspect of the business or affairs of any of the Group Companies other than of a routine nature, and, so far as the Seller is aware, there is no reason why any such review, audit or investigation should be initiated.

16.5	The amount of Taxation chargeable on each Group Company during any accounting period ending on or within six years before the Accounts Date has not, to any material extent, depended on any clearance, concession, agreement or other arrangement with any Taxation Authority.

16.6	The Company is not, and has never been, a close company within the terms of section 414 ICTA 1988 or a close investment holding company within the terms of section 13A ICTA 1988.

16.7	No Group Company has entered into any transaction the consideration for which was or will be determined otherwise than on arm’s length terms, nor has a Group Company agreed to do so, in circumstances that a Group Company’s income or capital gains could be required to be adjusted for tax purposes, and each Group Company holds documentation (including any pricing methodology) which is sufficient to satisfy any requirement to demonstrate that any transaction to which it was a party was entered into on arm’s length terms.

16.8	No Group Company:

16.8.1	constitutes a permanent establishment of another person, business or enterprise for any Taxation purpose;

16.8.2	is resident or liable to Taxation in a jurisdiction other than the jurisdiction in which it is incorporated.

16.9	All documents in the possession of the Group Companies or to the production of which any of the Group Companies is entitled and which attract stamp duty in the United Kingdom or elsewhere have been duly stamped.

16.10	In relation to VAT or any equivalent in any other jurisdiction:

16.10.1	details of the VAT registration (or the registration number for the purposes of any equivalent tax) of each Group Company are set out in the Data Room; and

16.10.2	each Group Company has complied in all material respects with applicable VAT or equivalent legislation.

16.11	No Group Company has been a member of a group of companies for VAT purposes.

16.12	The Group Companies have not made any claim for capital allowances under the provisions of the Capital Allowances Act 2001.

16.13	The Data Room contains full and accurate details of all PAYE Settlement Agreements (as defined in Chapter 5 of Part 11 of Income Tax (Earnings and Pensions) Act 2003) entered into by the Group Companies on or prior to Completion.

16.14	No Group Company has been subject to a PAYE audit in the last six years.

16.15	No Group Company has claimed any relief from stamp duty land tax in the three years ending with the date of this Agreement and there are no circumstances in which the Group Companies will or may after Completion be liable to pay an amount of stamp duty land tax or submit a stamp duty land tax return in respect of any transaction entered into or action taken before Completion.

16.16	The sale of the Sale Share will not result in a charge to Taxation under any of section 179 Taxation of Chargeable Gains Act 1992, paragraphs 58 to 60 of Schedule 29 to the Finance Act 2002, paragraph 12A of Schedule 9 to the Finance Act 1996 or paragraph 30A of Schedule 26 to the Finance Act 2002.

16.17	No event has occurred which has resulted or could result in any charge, lien, security interest, encumbrance or other third party right arising over an asset of a Group Company in respect of unpaid Taxation.

16.18	No liability to Tax will arise for any Group Company as a result of any rationalisation of debt which is procured by the Seller pursuant to clause 5.7 of the Agreement, or as a result or in connection with the repayment of the Agreed Intercompany Debt by the relevant indebted Group Company as referred to in clause 7.1.5(c) of the Agreement (including any deemed or actual waiver of such Agreed Intercompany Debt that arises by virtue of such repayment).

17	Dealings between the Seller’s Group and the Group

17.1	So far as the Seller is aware, no Seller’s Connected Person has any direct or indirect interest in any agreement or other arrangement to which a Group Company is party or has been party within the three years ending on the Signing Date.

17.2	So far as the Seller is aware, no employees of any Group Company have any direct interest in a business, firm or company which is a competitor of a Group Company.

17.3	In the past two years no Group Company has made a gift to a Seller’s Connected Person or transferred an asset to a Seller’s Connected Person at a price which was less than the fair market value of that asset at the time the transfer occurred.

17.4	In this paragraph 17 “Seller’s Connected Person” means:

(a)	a member of the Seller’s Group; or

(b)	a director or officer of the Seller’s Group.

18	Assets

18.1	The warranties contained in paragraphs 18.2, 18.3 and 18.4 do not apply to:

(a)	the Properties, to which the provisions of paragraph 9 apply;

(b)	the Intellectual Property or IT Systems, to which the provisions of paragraph 13 apply;

(c)	the cash and assets comprising the Corporate Members’ Funds at Lloyd’s or their share in the assets and investments held by the Syndicates; or

(d)	any investments held by a Group Company.

18.2	Each of the assets required for the operation of each Group Company’s business:

(a)	included in the Accounts;

(b)	acquired by a Group Company since the Accounts Date; or

(c)	used by a Group Company in the operation of its business,

is:

(i)	solely legally and beneficially owned by a Group Company;

(ii)	where capable of possession, is in the possession or under the control of a Group Company;

(iii)	fully paid for; and

(iv)	free from all Encumbrances and other third party rights.

18.3	No Group Company is obliged to dispose of a right or an interest in an asset of the kind described in paragraph 18.2(a) (b) or (c) above.

18.4	Where an asset is used by a Group Company, but not owned by it, no event or circumstance has arisen, or is likely to arise, which would permit a third party to:

(a)	terminate the agreement or arrangement under which the asset is used by the relevant Group Company; or

(b)	take the asset away from the relevant Group Company’s possession or use.

18.5	On Completion, each Group Company will own or have the right to use each asset that is necessary to enable it to operate its business in the manner in which it is currently operated.

19	Restrictions on trade

19.1	No Group Company has agreed to a restriction on its right to conduct its business or compete freely with any other business, including a restriction on the geographic scope of its business or a restriction on the kind of business that it is entitled to carry on.

20	Investments

20.1	The Data Room contains a complete list of all Investments owned by the Group Companies on 31 December 2007, together with the date of purchase, cost basis and book value thereof as at 31 December 2007.

20.2	The Group Companies have good and marketable title to all the Investments listed in the Data Room or acquired since 31 December 2007 (collectively, the “Scheduled Investments”).

20.3	So far as the Seller is aware, none of the Scheduled Investments is in default in the payment of principal or interest and the ratings assigned to each of the Scheduled Investments that are rated by a rating agency have not been lowered or downgraded since 31 December 2007.

20.4	There are no Encumbrances on any of the Scheduled Investments, other than those normally incurred in managing premiums for Lloyd’s syndicates in premium trust funds.

21	Effects of the Transaction

21.1	So far as the Seller is aware, neither the execution nor the performance of a Transaction Document will in all material respects:

21.1.1	cause a Group Company to lose the benefit of a right or privilege it presently enjoys except in so far as it is contemplated by the Transaction;

21.1.2	relieve a person of an obligation (whether contractual or otherwise) to a Group Company;

21.1.3	enable a person to:

(a)	bring to an end an obligation (whether contractual or otherwise) owed to a Group Company;

(b)	bring to an end a right or benefit enjoyed by a Group Company; or

(c)	exercise a right (whether contractual or otherwise) in respect of a Group Company, its business or its assets;

21.1.4	result in any present or future indebtedness of a Group Company becoming due or becoming capable of being declared due and payable before its stated maturity.

21.1.5	create, or increase, a liability or an obligation for a Group Company;

21.2	No person is entitled to receive from a Group Company any finder’s fee, brokerage, or other commission in connection with the execution or the performance of a Transaction Document entered into or to be entered into by a company in the Seller’s Group.

22	Accuracy of Information

22.1	The information headed “Competition Information” in the Disclosure Letter is true, complete and accurate.

22.2	The information headed Danish Re (UK) Group Ltd Information in the Data Room is true, complete and accurate.

Part B - The Buyer’s Warranties

1	The Buyer is a company duly incorporated and organised and validly existing under the laws of Bermuda.

2	The Buyer has the power and authority required to enter into this Agreement and perform fully its obligations under it.

3	Neither the entry into this Agreement nor the implementation of the transactions contemplated by it will result in:

(a)	a violation or breach of any provision of the memorandum and articles of association of the Buyer;

(b)	a breach of, or give rise to a default under, any contract or other instrument to which the Buyer is a party;

(c)	a violation or breach of any applicable laws or regulations or of any order, decree or judgment of any court, governmental agency or regulatory authority applicable to the Buyer or any of its assets; or

(d)	except as contemplated by clause 2 of this Agreement a requirement for the Buyer to obtain any consent or approval of, or give any notice to or make any registration with, any governmental, regulatory or other authority which has not been applied for, obtained or made at Completion.

4	This Agreement constitutes valid and legally binding obligations of the Buyer.

5	No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of the Buyer or for the appointment of any provisional liquidator. No petition has been presented for an administration order to be made in relation to the Buyer, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of the Buyer. No events or circumstances analogous to any of those referred to in this paragraph 5 have occurred in any jurisdiction outside England.

6	The Buyer’s Group has immediately available and on an unconditional basis (subject only to Completion) the necessary cash resources to meet its obligations under this Agreement.

7	No member of the Buyer’s Group is:

(a)	subject to applicable law, regulation or other statutory or legislative provisions of any country or to any order, decree or judgment of any court, governmental agency or regulatory authority which is still in force; nor

(b)	a party to any litigation, arbitration or administrative proceedings which are in progress or threatened or pending by or against or concerning it or any of its assets; nor

(c)	the subject of any governmental, regulatory or official investigation or enquiry which is in progress or threatened or pending,

which in any case has or could reasonably be expected to have a material adverse effect on the Buyer’s ability to execute, deliver and perform its obligations under this Agreement.

Schedule 3

The Properties

No.	Tenure	Root of title/title number (if any)	Parties	Current Owner / Tenant	Property Address	Current Use
1. English Properties

1	Leasehold	WYK844409	(1) SGS Properties Limited (2) Abacus Syndicates Limited	Imagine Syndicate Management Limited	Ground Floor, 43/44 Park Place, Leeds	Office

2	Leasehold	EGL 539523	(1) XL Services UK Limited (2) Imagine Syndicate Management Limited	Imagine Syndicate Management Limited	Part Fourth Floor, 70 Gracechurch Street, London EC3	Office

2. Foreign Properties
3	Leasehold	N/A

(1) Danica Ejendomsselskab ApS, CVR. No. DK 2491 9714, DATEA A/S, Lyngby Hovedgade 4, DK-2800 Lyngby, Att. Mr. Kim Nissen, Ref. No. 15532.

(2) Danish Re Underwriting Agencies ApS (This and any other Danish Re trade names have been abandoned following the 30 May 2008 IUA general meeting and replaced by Imagine Underwriting ApS. (The Lessor will be formally informed upon registration of the name change by the Danish Companies and Commerce Agency – the name change does not require Lessor approval)).

Danish Re Underwriting Agencies ApS (now Imagine Underwriting ApS).

NOTE: A Sub-Lease Contract has been entered into with 7N A/S, a company which occupies 25% of the offices (separate facilities) and pays 25% of the rent). This Sub-Lease can be terminated if IUA wishes to terminate the principal contract.

					Kongevejen 100B, DK-2840 Holte, Denmark	Office

No.	Tenure	Root of title/title number (if any)	Parties	Current Owner / Tenant	Property Address	Current Use

4	Leasehold	N/A	(1) Obayashi Fudosan Co Ltd (2) Junji Tagami	Junji Tagami	105.44m2 , 6th Floor, Oak Ochanomizu Building, 3-8 Kanda Ogawamachi, Chiyoda-ku, Tokyo 101-0052, JAPAN	Office

3. Licensed Properties

5	Licence	N/A	(1) MWB Business Exchange Centres Limited (2) Imagine Underwriting Services Limited	Imagine Underwriting Services Limited	Room 409, MWB Business Exchange Centre, 43 Temple Row, Birmingham B2 5LS	Office

Schedule 4

Limitations on the liability of the Seller

1	Limitation on quantum

1.1	The Seller’s total liability in respect of all Relevant Claims other than claims under the Taxation Warranties shall be limited to £10 million.

1.2	The Seller’s total liability in respect of all claims under the Taxation Deed and all Relevant Claims under the Taxation Warranties shall be limited to £15 million.

1.3	The Seller shall not be liable in respect of a Relevant Claim or in respect of a claim under the Taxation Deed unless and until:

1.3.1	the amount of each claim exceeds £10,000; and

1.3.2	the aggregate amount of all such claims exceeds £100,000,

in which case the Seller shall be liable for the whole amount of such claim (subject to the other provisions of this Agreement) and not merely the excess.

1.4	None of the limitations contained in this Schedule 4 shall apply to any claim against the Seller which arises as a result of fraud of the Seller.

2	Time limit for bringing a claim

2.1	The Seller shall not be liable for a Relevant Claim or a claim under the Taxation Deed unless the Buyer has given the Seller notice of that Relevant Claim, stating in reasonable detail the nature of the Relevant Claim and the Buyer’s then best estimate of the amount claimed, in the case of any Relevant Claim under any of the Taxation Warranties, or a Claim under the Taxation Deed, within 6 years of the end of the accounting period of the Company current at Completion, or, in the case of any other Relevant Claim, by within 18 months of the Completion Date.

2.2	Any Relevant Claim other than a claim under any of the Taxation Warranties shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn on the expiry of three months after the date of the notice served pursuant to paragraph 2.1 of this Schedule 4 unless court proceedings in respect of the Relevant Claim have been started. For the purposes of this paragraph 2.2 court proceedings shall not be deemed to have been started unless they have been both issued and served on the Seller.

2.3	Where the matter or default giving rise to a breach of any Warranty is capable of remedy by the Seller, the Buyer may not bring a Relevant Claim unless:

2.3.1	notice of the breach is given to the Seller within 30 days of the Buyer becoming aware of the matter or default; and

2.3.2	the matter or default is not remedied to the reasonable satisfaction of the Buyer within 30 days after the date on which such notice is given.

3	Specific limitations

3.1	The Seller shall not be liable in respect of a Relevant Claim other than a claim under any of the Taxation Warranties to the extent that the matter giving rise to the claim:

3.1.1	would not have arisen or occurred but for a voluntary act, omission or transaction on the part of the Buyer or any of the Group Companies or any of their respective directors, employees or agents after Completion otherwise than as required by any law in force on or before Completion;

3.1.2	results from a change in the accounting or Taxation policies or practices of the Buyer or any Related Company of the Buyer or any Group Company (including the method of submitting taxation returns) introduced by the Buyer and having effect after Completion, save where such change is required to conform such policy or practice of the relevant Group Company with generally accepted policies or practices or where such change is necessary to correct an improper practice or policy;

3.1.3	occurs as a result of or is otherwise attributable to:

(a)	any legislation not in force at the date of this Agreement or any change of law or published administrative practice having retrospective effect which comes into force after the date of this Agreement; or

(b)	any increase after the date of this Agreement in any rate of Taxation;

3.1.4	occurs as a result of or is otherwise attributable to the Buyer or any Group Company disclaiming any part of the benefit of capital or other allowances against Taxation properly claimed or proposed to be properly claimed on or before the date of this Agreement;

3.1.5	is an amount for which any Group Company has a right of recovery against or indemnity from any person other than the Seller whether or not as a matter of law, or has been recovered under the terms of any insurance policy of the Buyer or any Group Company which is in force at the Completion Date (and whether or not in force at the time of the matter giving rise to a Relevant Claim arising);

3.1.6	arises as a consequence of any act or omission under the terms of this Agreement, by reason or in consequence of the execution and performance of this Agreement, or at the request of the Buyer or member of the Buyer’s Group (including, following Completion, any Group Company);

3.1.7	was taken into account in calculating an allowance, provision or reserve in the Accounts, or as an adjustment to the Purchase Price.

4	No duplication of liability

The Buyer agrees for itself and on behalf of every Group Company with the Seller that the Seller shall not be liable under a Relevant Claim to the extent that the loss that is the subject of the Relevant Claim has already been fully recovered by the Buyer or a Group Company in respect of another Relevant Claim.

5	Conduct of claims

5.1	Where any Group Company or the Buyer is or becomes entitled (whether under any insurance or by way of payment, discount, credit, set off, counterclaim or otherwise) to recover from any third party (including any Tax Authority) any sum in respect of Taxation or any other loss, damage or liability which is or may be the subject of a claim against the Seller under this Agreement (other than in respect of a claim under the Taxation Warranties which shall be dealt with in accordance with clause 4 of the Taxation Deed) the Buyer shall give notice thereof promptly to the Seller and, if so required by the Seller, take or procure the relevant Group Company to take all such steps or proceedings as the Seller may reasonably require to enforce such recovery.

5.2	The Buyer shall procure that the Seller is provided promptly with all such information and reports concerning any such steps or proceedings taken by the Buyer or the relevant Group Company as the Seller may from time to time reasonably request.

5.3	If any such sum as is referred to in paragraph 5.1 of this Schedule 4 is recovered by the Buyer or any Group Company from the third party, any claim by the Buyer or any Group Company in respect of any Taxation or any other loss, damage or liability to which the sum relates (other than in respect of a claim under the Taxation Warranties) shall be limited (without prejudice to any other limitations on the liability of the Seller referred to in this Schedule 4) to the amount (if any) by which the amount of such Taxation or other loss, damage or liability exceeds the aggregate of:

5.3.1	the sum recovered less all reasonable costs, charges and expenses incurred by the Buyer or any Group Company (as the case may be) in recovering that sum from the third party; and

5.3.2	any sum or sums previously paid by the Seller to the Buyer or any Group Company in respect of such Taxation or other loss, damage or liability.

5.4	If the aggregate of the sums referred to in paragraphs 5.3.1 and 5.3.2 of this Schedule 4 exceeds the amount of the Taxation or other loss, damage or liability to which the sum recovered relates the Buyer shall forthwith pay to the Seller the amount of the excess, up to the aggregate amount previously paid by the Seller to the Buyer in respect of the loss, damage or liability to which the sum recovered relates.

5.5	Any liability of the Seller under the Warranties in respect of any matter shall be computed after taking into account and giving credit for any corresponding increase in the value of the net assets of or other saving by or benefit to the Buyer or its successors in title or any Group Company resulting from the same matter including without limitation any saving of Taxation.

5.6	If the Seller makes any payment in respect of a claim under the Warranties and any Group Company receives a benefit or refund which the Seller can demonstrate should have been, but was not, taken into account in computing the liability of the Seller in respect of the claim and would have reduced the liability had this been so, the Buyer shall forthwith repay to the Seller a sum corresponding to such benefit or refund as the case may be.

5.7	The Seller shall reimburse to the Buyer or the relevant Group Company (as the case may be) all reasonable costs, charges and expenses incurred by it in complying with its obligations under paragraphs 5.1 to 5.3 of this Schedule 4 inclusive and the Buyer shall not (and shall procure that the relevant Group Company shall not) accept or pay or compromise any relevant claim or make any submission in respect of it without the Seller’s prior written consent (such consent not to be unreasonably withheld or delayed).

6	Third party claims

6.1	The Buyer shall, and shall procure that each Group Company shall notify the Seller of any claim, potential claim, matter or event against the relevant Group Company which might constitute a breach of any of the Warranties (other than a claim under the Taxation Warranties which shall be dealt with under Schedule 2 of the Taxation Deed) or otherwise give rise to a Relevant Claim (a “Third Party Claim”) as soon as is reasonably practicable following receipt of such claim. The Buyer or the relevant Group Company shall retain the conduct or any negotiations, proceedings, settlement or appeals relating to the Third Party Claim but shall consult with the Seller in respect of such matters.

6.2	If the Buyer becomes aware of any Third Party Claim, the Buyer shall, and shall procure that each relevant Group Company:

6.2.1	as soon as reasonably practicable and in any event within 14 days of becoming so aware give notice of such Third Party Claim to the Seller and consult with the Seller in respect of such Third Party;

6.2.2

if so requested by the Seller by no later than 5 Business Days of being so notified, take all reasonable steps or proceedings as the Seller may reasonably consider necessary at the Seller’s expense in order to mitigate, avoid, resist, appeal, dispute, contest, remedy, compromise or defend any such Third Party Claim or enforce against any person (other than the Seller) the rights of the relevant Group Company and the Buyer in relation to the matter the subject of the Third Party Claim subject to the Buyer or relevant Group Company (as appropriate) being indemnified by the Seller to the Buyer’s reasonable satisfaction against all costs, damages and expenses incurred in connection with the Third Party Claim;

6.2.3	promptly provide to the Seller or their duly authorised representative copies of information reasonably required by the Seller (save for information that is privileged) and access to staff (but without any obligation to provide access to the premises of the Buyer’s Group or the Group) to provide information reasonably required by the Seller;

6.2.4	keep the Seller informed of the progress of any Third Party Claim (including any proposed settlement, compromise or admission of liability) and provide the Seller with copies of all material correspondence relating to it; and

6.2.5	save with the Seller’s prior written consent (such consent not to be unreasonably withheld or delayed) not to admit liability in respect of, or compromise or settle, any Third Party Claim.

7	Successful claims constitute reduction in Purchase Price

The satisfaction by the Seller of any claim under this Agreement (including the Warranties) or under the Taxation Deed shall be deemed to constitute a reduction in the Purchase Price payable by the Buyer for the sale of the Sale Share.

8	Mitigation

Nothing in this Agreement shall be deemed to relieve the Buyer from any common law or other duty to mitigate any loss or damage incurred by it as a result of any of the Warranties being untrue.

9	Contingent Liabilities

The Seller shall have no obligation to make a payment in respect of any liability under the Warranties which is contingent only unless (and until) such contingent liability gives rise to an obligation to make a payment before the date which is 18 months from the date of this agreement.

10	Taxation

The Seller shall not be liable in respect of any breach of the Taxation Warranties to the extent that such a liability would have been limited or excluded under the provisions of Clause 3 of the Taxation Deed (treating such liability as if, for the purposes of Clause 3 of the Taxation Deed, it was a Taxation Liability (as defined in the Taxation Deed)), and the provisions of Clause 4 of and Schedule 2 to the Taxation Deed shall also apply to govern the conduct of any claims under the Taxation Warranties or the rights to recover any sum from any third party which is or may be the subject of a claim under the Taxation Warranties.

Schedule 5

Guarantees of the Group to be released/indemnified

[Schedule deliberately left blank]

Schedule 6

NAV Statement

Part A - General

1	Definitions

In this schedule the following definitions apply:

“Final NAV Statement Date” means the date of the Final NAV Statement;

“Dispute Notice” has the meaning given in paragraph 3.4; and

“Expert” has the meaning given in paragraph 4.

2	Basis of preparation of the draft NAV Statement

2.1	The Draft NAV Statement will be in the form set out in part B of this schedule.

2.2	The Draft NAV Statement will be drawn up in accordance with the bases that appear, and in the order shown below:

(a)	the specific accounting policies set out in part C of this schedule;

(b)	if not covered by paragraph 2.2(a), in accordance with generally accepted accounting principles applied in the UK as at the date of this Agreement.

2.3	The Draft NAV Statement will specify the NAV as at 30 June 2008.

3	Preparation of the draft NAV Statement

3.1	The Seller shall procure that the Draft NAV Statement is prepared and delivered to the Buyer on or before 31 August 2008 together with such supporting information and calculations as are reasonably required in order to allow the Buyer to evaluate it.

3.2	The Buyer and the Seller will co-operate so as to enable the Draft NAV Statement to be agreed as soon as possible.

3.3	The Seller shall procure that the Buyer and/or its advisers are given such assistance and access to information as may be reasonably requested by the Buyer for the purposes of reviewing, understanding and evaluating the Draft NAV Statement, and in particular for the purposes of determining, within the Objection Period, whether the Draft NAV Statement has been properly prepared.

3.4	The Seller or the Buyer may within 30 Business Days after delivery of the Draft NAV Statement (“Objection Period”) dispute any element of the Draft NAV Statement by serving on the Seller a notice to that effect setting out in reasonable detail each area in dispute (“Dispute Notice”).

3.5	If neither party has delivered a Dispute Notice to the other during the Objection Period or if, before expiry of the Objection Period, both parties serve written notice that they agree the Draft NAV Statement (an “Acceptance Notice”), the Draft NAV Statement will be final and binding on the Buyer and the Seller on the earlier of:

(a)	the expiry of the Objection Period; or

(b)	the date of delivery of the Acceptance Notice.

3.6	If either party serves a Dispute Notice, the Buyer and the Seller shall use their reasonable endeavours to reach agreement as to the matter or matters in dispute within 15 Business Days of the date of delivery of such Dispute Notice (“Resolution Period”).

3.7	If, before the expiry of the Resolution Period, agreement is reached between the Buyer and the Seller as to all matters in dispute, the Draft NAV Statement shall be deemed to be final and binding on the Buyer and the Seller from the date of such agreement.

4	Reference to expert

4.1	The Expert is a person appointed in accordance with this paragraph 4 to resolve a dispute arising under paragraph 3.

4.2	In respect of any matters in dispute on which no agreement is reached within the Resolution Period, such matters shall be referred, on the application of either the Buyer or the Seller to the Expert for determination.

4.3	The Buyer and the Seller shall agree on the appointment of an independent expert to act as the Expert. The parties intend to use KPMG in respect of any disputes in relation to accounting matters and Ernst & Young in respect of any disputes in relation to actuarial matters.

4.4	If the Buyer and the Seller are unable to agree on an Expert within 5 Business Days of either of them serving details of a suggested expert on the other, either the Buyer or the Seller may request the president for the time being of the Institute of Charted Accountants in England and Wales to appoint an accountant, or an actuary within an accounting firm, of repute and with relevant experience as the Expert.

4.5	The Buyer and the Seller shall co-operate with each other and shall take all reasonable action as is necessary to ensure that the terms of appointment of the Expert will enable the Expert to give effect to and act in accordance with the provisions of this paragraph 4.

4.6	The Expert shall be instructed to prepare a written decision and give notice (including a copy) of the decision to the Buyer and the Seller within a maximum of one month of the matter being referred to him (or such longer period as the Buyer and the Seller may agree in writing with the Expert).

4.7	Upon the Expert’s decision, the Draft NAV Statement incorporating such adjustments as have been determined by the Expert shall be deemed to be final and binding on the Buyer and the Seller.

4.8	If the Expert is unable for whatever reason to act, or does not deliver the decision within the time required by paragraph 4.6 the Buyer and the Seller will ensure that a replacement expert is appointed in accordance with the provisions of paragraph 4.4.

4.9	The Buyer and the Seller shall provide the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

4.10	The Expert may, in his reasonable discretion, determine such procedures to assist with the conduct of the determination as he considers just or appropriate, including (to the extent he considers necessary) instructing professional advisers to assist him in reaching his determination.

4.11	The Expert shall act as an expert and not as an arbitrator. The Expert shall determine any dispute arising in connection the provisions of paragraph 3, his jurisdiction to determine the matters and issues referred to him or his terms of reference. The Expert’s written decision on the matters referred to him shall be final and binding in the absence of manifest error or fraud.

4.12	The Buyer and the Seller shall bear their own costs in relation to the Expert. The Expert’s fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the Buyer and the Seller equally.

Part B - Format of Draft NAV Statement

23/07/2008

IMAGINE LLOYD’S

NET ASSET STATEMENT

30 JUNE 2008

										ADJUSTMENTS
	UK group	Q1+2	UK group	IUA group	Q1 + 2	IUA group	Deduct 1CCL1		IGUK	A&H	Elimination	[Un-paid share	Pre-sale	TOTAL
	31.12.07 Per	Movement	30.06.08	31.12.07 Per	Movement	30.06.08	30.06.08	30.06.08	plus IUA	recovery	of goodwill	capital	Intercompany	At 30.6.08
	Audited		Management	Audited		Management	Corporate	Syndicate 994	excluding		[& write-off	for DDS]	settlement
	Accounts		Accounts	Accounts		Accounts	Balances	Balances	ICCL1		of DDS]

			A			B	C	D	E-A+B-C-D	F	G	G	H	I-E+F+G+H
	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m		£m	£m
Balance Sheet
Assets
Cash and cash equivalents	112,605,046	5,115,243	117,720,289	1,956,256	(7,216)	1,949,040	9,649,430	25,862,876	84,157,022				(12,919,903)	71,237,119
Fixed maturities	110,505,540	(30,855,692)	79,649,848				0	26,353,228	53,296,620					53,296,620

Total cash and investments	223,110,585	(25,740,448)	197,370,137	1,956,256	(7,216)	1,949,040	9,649,430	52,216,104	137,453,643	0	0		(12,919,903)	124,533,740
Accrued investment income	200,813	1,048,393	1,249,206				727	389,407	859,073					859,073
Other insurance balances receivable	51,962,431	8,008,672	59,971,103	1,341,182	(447,074)	894,108		5,193,476	55,671,735					55,671,735
Deferred policy acquisition costs	5,514,963	2,740,953	8,255,916						8,255,916					8,255,916
Prepaid reinsurance premiums	3,300,742	5,387,896	8,688,638			0			8,688,638					8,688,638
Reinsurance losses recoverable	53,917,963	(7,935,276)	45,982,687					11,855,179	34,127,508					34,127,508
Intercompany (UK/Denmark)	(4,032,709)	(1,109,087)	(5,141,796)	4,032,709	1,109,087	5,141,796			0					0
Due to group companies (mainly IICL)	(56,423,278)	(4,174,658)	(60,597,936)	(21,035)	(49,478)	(70,513)	536,463	(1,682,052)	(59,522,860)				12,919,903	(46,602,957)
Debtor-unpaid share capital												26,435,920		26,435,920
Other assets	15,884,405	(8,439,746)	7,444,659	207,686	123,044	330,730	18,137	635,527	7,121,725					7,121,725
Corporation tax recoveries	1,157,871	(1,157,871)	0						0					0
Deferred tax assets	2,105,176	339,030	2,444,206	95,073	(95,073)	0		0	2,444,206					2,444,206
Goodwill	26,435,920	0	26,435,920						26,435,920		(26,435,920)			0
Investment in subs

Total assets	323,134,883	(31,032,143)	292,102,740	7,611,871	633,290	8,245,161	10,204,757	68,607,640	221,535,504	0	(26,435,920)	26,435,920	0	221,535,504

Liabilities and Shareholder’s Equity
Claims and claims adjustment expenses	258,498,560	(39,278,840)	219,219,720					71,059,666	148,160,054					148,160,054
Unearned premiums	33,901,243	11,255,777	45,157,020					3,500,000	41,657,020					41,657,020
Reinsurance balances payable	15,574,321	(2,765,161)	12,809,160	1,962,956	(1,180,485)	782,471		1,300,478	12,291,153					12,291,153
Taxes payable	0	80,000	80,000	222,660	(100,693)	121,967			201,967					201,967
Deferred tax liabilities	576,902	(576,902)	0				378,450		(378,450)					(378,450)
Accounts payable	14,371,984	1,539,155	15,911,139	1,298,275	229,472	1,527,747	114,043	733,273	16,591,569	(1,167,377)				15,424,192

Total liabilities	322,923,010	(29,745,971)	293,177,039	3,483,891	(1,051,706)	2,432,185	492,493	76,593,417	218,523,314	(1,167,377)	0	0	0	217,355,937

Shareholder’s Equity
Effective equity/capital contribution	1	0	1	98,522	0	98,522	1	0	98,522	0		26,435,920		26,534,442
Retained earnings	211,872	(1,286,172)	(1,074,300)	4,029,458	1,684,996	5,714,454	9,712,263	(7,985,777)	2,913,667	1,167,377	(26,435,920)			(22,354,875)

Total shareholder’s equity	211,873	(1,286,172)	(1,074,299)	4,127,980	1,684,996	5,812,976	9,712,264	(7,985,777)	3,012,189	1,167,377	(26,435,920)	26,435,920	0	4,179,567

Total liabilities and shareholder’s equity	323,134,883	(31,032,143)	292,102,740	7,611,871	633,290	8,245,161	10,204,757	68,607,640	221,535,503	0	(26,435,920)	26,435,920	0	221,535,503

Check	(0)	0	0	0	(0)	(0)	(0)	(0)	0	0	0	0	0	0

Reported net assets	3,012,189
Adjustment for A&H recovery	1,167,377

Adjusted net assets	4,179,567

Capital contribution in respect of remaining debt	20,167,037

Debtor for unpaid share capital	26,435,920
DDS assumed	(26,435,920)

Part C - Specific Accounting Policies

1	The net asset value of the Imagine Corporate Capital Limited shall be treated as zero.

2	The amount of the adjustment for the A&H recovery shall be fixed at £1,167,377.

3	The methodologies for reserves shall be consistent with those used as at 31 December 2007. 2008 losses shall be booked based on prior years’ experience. If the Seller becomes aware of any reason why the methodologies ought reasonably to change, it shall notify the Buyer. The Buyer and the Seller shall co-operate and seek to agree whether or not the relevant methodology should be changed. If the Buyer and the Seller do not agree on this matter within 10 Business Days of the Seller’s notification to the Buyer, either the Buyer or the Seller may refer any matter in dispute to an independent expert for determination and the provisions of paragraph 4 of Part A of this Schedule shall apply mutatis mutandis to such determination.

4	The assignment of the Deep Discounted Security and the issue of unpaid share capital will only take place if requested by the Buyer prior to Completion in accordance with clause 2.12. If they are not so requested, these will be left out of the Draft NAV Statement and the Final NAV Statement.

Schedule 7

Clause 10.1.4 Employees

Execution page of the Share Sale Agreement

SIGNED BY for and on behalf of Imagine Insurance	) )
Company Limited	)	Director/Duly authorised

SIGNED BY for and on behalf of Max Capital Group Ltd.	) )
	)	Director/Duly authorised